UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K/A
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 25, 2007 (December 16, 2005)

WINNER MEDICAL GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	000-16547	33-0215298
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

Winner Industrial Park, Bulong Road
Longhua, Shenzhen City, 518109
People’s Republic of China
(Address of Principal Executive Offices)
(86-755) 28138888
Registrant’s Telephone Number, Including Area Code:

LAS VEGAS RESORTS CORPORATION
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Current Report on Form 8-K/A is being filed as Amendment No. 1 to our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (the “Commission”) on December 19, 2005 (the “Original Filing”). In response to the comments of the staff of the Commission, we are filing this Amendment No. 1 to provide disclosures in accordance with the requirements of Form 10 instead of Form 10SB as provided in the Original Filing. All disclosure provided in this Amendment No. 1 is as of the date of the Original Filing. We have not updated the disclosure to reflect any recent development. Reference is made to filings made by us with the Commission since the date of the Original Filing, which may contain more updated disclosure about us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect our views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These forward-looking statements are identified by, among other things, the words "anticipates", "believes", "estimates", “expects", "plans", "projects", "targets" and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that may cause actual results to differ from those projected include the risk factors specified below.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Except as otherwise indicated by the context, references in this report to “Company,” “we,” “us,” or “our,” are references to the combined business of Winner Medical Group Inc. and its wholly-owned subsidiary, Winner Group Limited, along with Winner Group Limited’s wholly-owned subsidiaries which include Winner Medical International Trading Co., Ltd., Winner Industries (Shenzhen) Co., Ltd., Winner Medical & Textile Ltd. Zhuhai, Winner Medical & Textile Ltd. Jingmen, Winner Medical & Textile Ltd. Tianmen, Hubei Winner Textiles Co., Ltd., Winner Medical & Textile Ltd. Yichang, Winner Medical & Textile Ltd. Jiayu, Winner Medical & Textile Ltd., Chongyang and Winner Medical (Huanggang) Co., Ltd., and Winner Group Limited’s majority owned subsidiaries which include Shanghai Winner Medical Apparatus Co., Ltd., and Chongyang Wenqiang Medical Treatment Materials Co., Ltd (in liquidation). References to “Winner” are references to Winner Group Limited and its subsidiaries listed above. References to “China” or “PRC” are references to “People’s Republic of China.” References to “RMB” are to Renminbi, the legal currency of China, and all references to “$” are to the dollar, the legal currency of the United States.

On December 16, 2005, we entered into a Share Exchange Agreement with Winner Group Limited and its stockholders, pursuant to which we acquired all of the issued and outstanding capital stock of Winner Group Limited in exchange for a total of 42,280,840 shares of our common stock, constituting 94.72% shares of our issued and outstanding common stock, $0.001 par value per share.

A copy of the Share Exchange Agreement is filed as Exhibit 10.1 to this report.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On December 16, 2005 we completed an acquisition of Winner Group Limited pursuant to the Share Exchange Agreement. The acquisition was accounted for as a recapitalization effected by a share exchange, wherein Winner Group Limited is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

The other parties to the Share Exchange Agreement were Winner Group Limited and the former stockholders of Winner Group Limited. Neither Winner Group Limited nor any of its former stockholders had any prior relationship with us, our affiliates, any of our directors or officers or any of their associates.

FORM 10 DISCLOSURE

As disclosed elsewhere in this report, on December 16, 2005, we acquired Winner Group Limited in a reverse acquisition transaction. Item 2.01(f) of Form 8-K states that if the registrant was a shell company like we were immediately before the transaction disclosed under Item 2.01 (i.e., the reverse acquisition), then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10.

Accordingly, we are providing below the information that would be included in a Form 10 if we were to file a Form 10. Please note that the information provided below relates to the combined Company after the acquisition of Winner Group Limited, except that information relating to periods prior to the date of the reverse acquisition only relate to the Company unless otherwise specifically indicated.

DESCRIPTION OF BUSINESS

Our History

We were originally incorporated under the name Birch Enterprises, Inc. in the state of Nevada in August 1986 and subsequently changed our name to HDH Industries, Inc. in October 1986. We were initially formed as a “blank check” entity for the purpose of seeking a merger, acquisition or other business combination transaction with a privately owned entity seeking to become a publicly-owned entity.

On September 14, 1987, we consummated a business combination transaction, pursuant to an Agreement and Plan of Reorganization with Las Vegas Resort Investments whereby Las Vegas Resort Investments became a wholly-owned subsidiary of ours. Concurrent with this transaction, we changed our corporate name to Las Vegas Resorts Corporation.

During 1989, we completed a public offering of our common stock pursuant to a Registration Statement on Form S-18 (Registration No. 33-10513-LA).

In 1992, through our wholly-owned subsidiaries, we acquired real property and certain other non-gaming assets related to several gaming and potential gaming sites in the Las Vegas valley area. We also leased the casino area and operated the non-gaming area of a small casino in Henderson, Nevada, known as the Silver Spur Gambling Hall and Saloon. During September 1992, the Silver Spur Gambling Hall and Saloon closed and all of our operations ceased. By July 31, 1993, we had dissolved all subsidiaries and business operations. We had no active operations since then until December 16, 2005, when we completed a reverse acquisition transaction with Winner Group Limited, a Cayman Islands corporation, whose subsidiary companies originally commenced business in February 1991.

Winner is a technology-driven medical dressings and medical disposables manufacturer based in China. Winner became our wholly-owned subsidiary in connection with the reverse acquisition transaction and is the holding company for all of our commercial operations.

Our Reverse Acquisition of Winner

On December 16, 2005, we completed a reverse acquisition transaction with Winner Group Limited whereby we issued to the stockholders of Winner Group Limited 42,280,840 shares of our common stock in exchange for all of the issued and outstanding capital stock of Winner Group Limited. Winner Group Limited thereby became our wholly-owned subsidiary and the former stockholders of Winner Group Limited became our controlling stockholders.

Upon the closing of the reverse acquisition, Timothy Halter, our sole director, submitted his resignation letter pursuant to which he resigned from all offices of the Company that he holds effective immediately and from his position as our director that will become effective upon the tenth day following the mailing by us to our stockholders of an information statement that complies with the requirements of Rule 14f-1 under the Securities Exchange Act of 1934, which information statement was mailed out on or about the date of the closing of the reverse acquisition.

Jianquan Li was appointed as our director at the closing of the reverse acquisition of Winner and Xiuyuan Fang will be appointed to the board of the directors at the effective time of the resignation of Timothy Halter. In addition, our executive officer was replaced by the Winner executive officers at the closing of the reverse acquisition.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition with Winner Group Limited as the acquiror and Las Vegas Resorts Corporation as the acquired party. When we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Winner on a consolidated basis unless otherwise specified.

Winner’s operations began with Winner Medical & Textile Ltd. Zhuhai which was incorporated in China in February 1991 by our CEO, President and director Mr. Jianquan Li. Over the years, Winner expanded to eleven factories and one trading company. Winner Group Limited was incorporated as a Limited Liability Exempted Company in the Cayman Islands in April 2003 and is the holding company of all Winner business operations. Winner Limited Group owns 100% of Winner Medical International Trading Co., Ltd. (to be liquidated), Winner Industries (Shenzhen) Co., Ltd., Winner Medical & Textile Ltd. Zhuhai, Winner Medical & Textile Ltd. Jingmen, Winner Medical & Textile Ltd. Tianmen, Hubei Winner Textiles Co., Ltd., Winner Medical & Textile Ltd. Yichang, Winner Medical & Textile Ltd. Jiayu, Winner Medical & Textile Ltd., Chongyang and Winner Medical (Huanggang) Co., Ltd. Winner Limited Group also owns 60% of Shanghai Winner Medical Apparatus Co., Ltd., and 55% Chongyang Wenqiang Medical Treatment Materials Co., Ltd (in liquidation).

Our Business

Our business consists of research and development, manufacturing and marketing of medical dressings and medical disposables. We own eleven operating subsidiaries and one trading company, and we established several integrated manufacturing and processing lines for our core products. Our product offerings include surgical dressings, dressing packs, wound care dressings, protective products, medical instruments, dental products, hygiene products and home care products.

We are a significant exporter of medical dressings and medical disposables from China. In fiscal year 2005, approximately ninety percent of our products were exported and we accounted for about 10% of the total exports from China of these products. Our products have been sold in approximately 80 countries, including, Japan, Germany, the United States, Italy, the Netherlands, France, South America, China, Africa and the Middle East. Our medical device products are listed with the U.S. Food & Drug Administration, or FDA, giving us the ability to directly export some of our products to the United States.

Our Industry

Medical dressings and Medical Disposables Products

Medical dressings mainly refer to cotton materials for application to surgical incisions and dressing materials for wound healing and protection. The main products that comprise medical dressings include: gauze products (including abdominal gauze pads, gauze sheets and gauzes balls); disposable nonwoven products (including surgical suits, surgical towels, surgical pads, surgical masks, surgical caps and shoe covers); bandages (including 100% cotton bandages, nonwoven bandages, elastic bandages, and self-adhesive bandages); medical adhesive tapes (including silk, specialty plastic, paper and 100% cotton adhesive tapes); disposable medical products (including fiber plywood, gypsum backing pads, ointment cloth, cotton swabs, tampons, disposable surgical sterilized latex gloves, and medical masks).

The Markets for Medical Dressings and Medical Disposables

The U.S. market size for medical dressings and medical disposables products is expected to reach $79 billion by 2007, and to grow at an annual rate of 5.6% for the next 3 years. With continued improvement in medical treatment techniques in the U.S., new techniques in treatment approach, and the rapid progress in technology, we believe there will be further development in the medical products market, including the market for medical dressings and medical disposables. We expect our revenues and profits to rise as a result of the expected increase in demand for health care services, and the expected increased demand for products such as filled inhalers, Eustachian tubes, products for angioplasty applications, nucleic acid diagnostic instruments and elastic bandages.

Another significant market for medical dressings, medical instruments and medical disposables is the European Union, or EU. In 2003, sales in this market reached €8.884 billion. In the EU, diapers and similar hygiene products, wadding, gauze and bandage products account for the largest share of medical disposables products used. Since the mid-90s, there has been a decline in hospital treatment in the EU as a result of the low medical care expense policy applicable in the EU. This decline is offset in part by an increase in home nursing. This policy and related increase in home nursing care has created a greater demand for hygiene products like cotton, gauzes, bandages and diapers.

We believe the fastest growing area for medical disposables products will be in home health care market. We believe that as medical instrument suppliers are providing their customers with more convenient and diversified services, more consumers tend to employ simple self-treatment and preventive treatment at home. Consequently, we expect the home health care market to become the fastest growing market segment in the disposable medical care products industry. Disposable medical care products mainly include intravenous tubular products, diagnostic experiment products, wound treatment products, disposable nonwoven products and other similar products, among which intravenous tubular products continue to enjoy the largest market share and fastest growth rate. Due to the application of advanced technology in medical care for acute and chronic diseases, we expect specialized medical logistics systems also to enjoy significant profit growth. The launch of new products and the development of external markets should promote moderate growth in disposable diagnostic products.

China’s surgical dressings and medical disposables market is also growing. The most popular disposable medical products in China are hypodermic syringes, intravenous tubular products, bandages, cotton balls, disposable surgical suits, products for incontinence, surgical and examination gloves, sterilization products, suture lines and other products.

China’s rapid economic growth over the last 20 years has significantly increased the demand for medical disposables products. Since 1990, the demand for disposable medical products has been growing at an annual rate of 14.4%. It is estimated that the continued development of the health care industry in China will result in increased demand for disposable products.

Cotton grown in China features low sugar content and moderate fiber content, making it ideal for medical use. As a result, Chinese medical dressing products enjoy a certain competitive edge in the global market. From January to May 2005, medical dressing products like medicinal cotton, gauzes and bandages ranked second in China’s medical products exportation, with an export value of $161 million. In 2004, the total value of medical dressings exports and imports reached $489 million, increasing by 27.82% compared with the prior year. Imports accounted for $42 million, with a year over year increase of 65.44%, while exports accounted for $447 million, with a year over year increase of 25.14%. The favorable balance is as high as $405 million. (Source: Medicines and Economy).

The lifting of the textile quota system worldwide on January 1, 2005 eliminated trade barriers in the global marketplace, and has provided more firms with the ability to export textile products. With this impediment removed, China can now begin to capitalize on its advantages in medical gauze exports. Therefore, we anticipate that medical gauze exports from China will increase significantly going forward.

New Market Segments We Are Targeting

We are targeting two new market segments we believe offer growth opportunities for us. The segments are the medical nonwoven fabric market and the market for self-adhesive and elastic bandages. These two markets are discussed in turn below.

Medical Nonwoven Fabric Market

The first new market segment we are targeting is the medical nonwoven fabric market. Nonwoven fabric came into existence only 20 years ago. Spunlace is one type of nonwoven fabric technology. Spunlace fabrics are soft to the touch, have high strength, good moisture absorbency, and excellent drapability. Spunlace has a performance similar to traditional textiles, but sells at a price which is generally 20% lower than traditional textiles.

Medical nonwoven fabrics are used in therapy and diagnosis applications, including medical protective clothing, products for infection control and incontinence, surgical gauze, products for ward, and surgical curtains, among others. Disposable suits have dominated the market while the market for static-free products for everyday use continues to expand.

There is an increasing demand for nonwoven fabrics in the medical care industry, accounting for almost 15% of cotton fabric production, and the figure is still growing. The medical nonwoven fabric industry is expanding rapidly. In the U.S., for example, 17,000,000 square yards of medical nonwoven fabric is produced every year, with a predicted annual growth rate of 5%. In 2004, the demand for medical nonwoven fabric products in the U.S. market reached $10.7 billion, of which more than $ 4.2 billion was for disposable nonwoven products. From 2001 to 2004, the annual growth rate reached 4.9% in this area.

In 1985, the total production of spunlace fabric in the world was less than 50,000 tons. This increased to 350,000 tons produced in 2004. According to the latest statistics of IDNA (the Association of the Nonwoven Fabrics Industry), the annual growth rate of spunlace fabric was 13.3% between 2001 and 2004, higher than any other nonwoven fabrics. IDNA has also estimated that in the following five years (2005-2010), the average annual growth rate for spunlace fabric production could be as high as 11%.

In 2004, China produced 54,000 tons of nonwoven fabric, up 50% from 2003. China has become the third largest single producer of spunlace fabric, following Europe and North America. In terms of per capita, the Chinese production is less than 1/10 of that of EU and U.S., while there is still a large growth in demand and capacity. Yet, China’s production volume remains relatively low compared to the US and the EU, and we believe there is still large growth potential in both capacity and demand for spunlace products.

Our 100% cotton spunlace nonwoven fabric combines natural cotton fiber in a nonwoven production technique. We believe that the use of renewable resources, the quality benefits associated with natural materials, and the employment of large-scale production made possible by modern technology make 100% cotton spunlace nonwoven fabric an attractive product offering.

Self-Adhesive and Elastic Bandages Market

Self-adhesive bandages and elastic bandages are widely used in the fields of health care, sports, labor protection, family use and veterinary clinics. These bandages can support and protect the body as well as assist in prevention and restoration. Compared with traditional bandages, they are safer, more comfortable, and convenient, and thus are widely used in the market. The markets for self adhesive bandages and elastic bandages are exhibiting growth, and we believe these markets will become further segmented with an expanding number of product categories and increased worldwide production capacity.

Our Strategy - How We Plan to Succeed

Our primary business strategy is to achieve annual growth in revenue by building our brand and reputation. We seek to implement our business strategy by focusing on:

Providing Clients with a Complete Product Line - One Stop Procurement Services

We provide specialized medical dressing products for customers all over the world. We provide both traditional products and products that utilize cutting edge technology. Our products are intended to address a number of customer issues and needs. We have also built in flexibility to meet a wide variety of OEM product configuration demands. Our factories employ “state of the art” equipment, much of which was procured from outside of China. This equipment includes gauze sponge bleaching equipment, sterile packaging machines, auto-gauze sponges folding machines, nonwoven sponge folding machines, and steam sterilization and ethylene oxide or ETO sterilization processing.

Developing and Expanding Our Logistics Capabilities

Logistics capability is an important aspect of any international business. We believe it is important for us to have warehouses in large transportation ports and near central cities. The use of advanced logistics management methods enhances our service levels, including our ability to deliver products to customers in a timely fashion. We are able to handle customer service inquires quickly and accurately. Information on purchase order confirmation, production or order status and shipping advice is readily available. We also offer our customers a variety of payment terms to facilitate international purchases.

Achieving Low Production Costs

Our factories are located in China, where we enjoy relatively low labor costs. We are also able to purchase raw materials in China at lower costs than many of our competitors that need to purchase these materials outside of China. Our use of manufacturing processes for nonwoven cotton fabrics reduces our production costs compared to makers of woven fabrics. We believe as a result of these and other factors our production costs are significantly lower than those of our major competitors.

Providing High Quality Products

We believe our products are of the highest quality in the industry. We are among very few Chinese medical product companies that have its own products registered with the FDA, which gives us the ability to directly export some of our products to the United States. We are among the first companies in China to be certified as ISO 9001, ISO2000, ISO 13485 and CE by TUV PS in Germany. Winner is one of the few manufacturers in China entitled to export sterilized disposable medical products directly to the U.S.

Developing Cutting Edge Products Through Research and Development

Our research and development efforts are aimed at finding new varieties of products, improving existing products, improving product quality and reduction production costs.

We intend to focus significant efforts on opening new markets for our new products. These new products include nonwoven cotton spunlace products, self-adhesive bandages, and elastic bandages. We believe that these products will contribute to our growth.

We plan to launch the nonwoven cotton spunlace products in May 2006. This product launch is intended to capitalize on our market research which suggests that several worldwide medical device distributors may have interest purchasing our nonwoven cotton spunlace products.

To execute on our strategy, we entered into an agreement in 2005 with the local government agency of Huanggang to acquire 609,410 square meters of land which will mostly be dedicated to the construction of 100% cotton spunlaced nonwoven fabric production facilities (land use right certificate for 295,187.70 square meters of this land was issued to us in November 2005, the land use right certificate for the rest of the land will be granted to us in 2007). We believe that the launch of the cotton nonwoven spunlace products will provide a significant advantage to us.

Managing Business Effectively Through Strong Management Team

Our experienced management team has strong capabilities in leadership and execution. Under their leadership, we have a demonstrated record of rapid and orderly growth. The members of our management team have an average of ten years of experience in the industry.

Building a Broad Customer Base

Although about 25% of our products are sold to one customer who acts as a purchasing agent for a large number of ultimate consumers of our products in Japan, we have many customers in approximately 80 countries in all areas of the world. Our customers are located in Japan, Germany, North America, Italy, France, the Netherlands, South America, China, Africa, the Middle East and other places around the globe. Our largest markets currently are Japan and Europe.

Our Products - What We Sell

Our products can be divided into the following eight categories according to their function:

Surgical dressings

Including gauze swab, gaped gauze sponge, fluff gauze swab, vaseline gauze swab; nonwoven swab, trach sponge, cotton swab, gauze ball, applicator, lap sponge, combine dressing, eye pad, cotton roll, gauze roll.

Dressing packs

Dressing pack, drape kits, first aid kits.

Wound care dressings

Gauze bandage, triangular bandage, plaster of Paris bandages, elastic adhesive bandage, elastic bandages, elastic tubular mesh bandage, adhesive plaster, wound dressing and first aid (Finger bandager).

Protective products

Surgical gown, surgical drape, protective gown, nonwoven cap, band bag(machine cover), shoe covers, sleeves, bed sheet, pillowcase, apron, headrest cover, face mask, PE gloves, bids and sterile pouch.

Medical instruments

Disposable syringe, infusion set, transfusion set, blood bag, urine bag, scalp vein set, needle, catheters, blade, suture, forceps, scissors, umbilical cord clamp, vagina dilator, tray, measuring caps, aluminum clip board, hemostatic tape, identity band, microslide, gloves.

Dental products

Bibs, cotton dental roll, tongue depressor, disposable impression tray, dental syringe, disposable trap, disposable surgical tip.

Hygiene products

Alcohol prep pad, Iodophor prep pad, benzalkonium bromide prep pad.

Home care products

Cosmetic cotton swab, facial mask, cotton bud, colored cotton ball, handkerchief, baby wear, knitting gloves, disposable underwear, disposable slippers, mattress, nano antibacterial wiper.

We continuously focus on the launch of high value added products, and on increasing our sales volume of sterilized products, which have a profit rate 5%-8% higher than that of traditional products.

We will continue our efforts to penetrate the home health care market for medical protection products, particularly in Japan, Europe and the U.S. which are the main markets for medical protection products. We have established trade relationships with Sakai Shorten of Japan, one of our biggest clients, and the total sales in 2005 was $14.5 million. We sell our home care products through BSN, Boots, L/R, Monlycke, Medco, Tesco in Europe, and Tyco and AMG in the U.S. In order to adapt the demand of increasing international orders, we have also established production systems designed to address international product demands, which include one hundred thousand grade purification room and modern manufacturing equipments.

We also focus on quality control. Our products have met the requirements of major international medical product quality tests, and we have passed ISO9001, EN46002, and CE. We are seeking to continuously improve our production systems and processes, to meet the latest requirements of ISO9001 (Version 2000), ISO 13485 and ISO11135.

Our Intellectual Property

We currently have one issued patent for a utility model named “disposable medical compound eye-protective face mask” (patent No. ZL03273570.7) in China which expires in August 2013. One patent application named “a safety-style dressing with X tracing” has been filed with the Patent Office of the State Intellectual Property Office of China and is pending approval. The application number is 200510033022.9.

Nianfu Huo, the general manager of our subsidiary Winner Medical & Textile Ltd. Zhuhai, or Winner Zhuhai, has entered into a licensing agreement with Winner Zhuhai pursuant to which Mr. Huo granted Winner Zhuhai perpetual rights for the use of his patent “disposable compounded face mask” on a worldwide, royalty-free basis. Such patent is to expire in September 2011. In addition, we have licensed from Jianquan Li, our CEO, President and director, his rights under one patent, three patent applications and related technology for nonwoven fabric manufacturing on a perpetual, worldwide royalty-free basis. Below are the brief descriptions of these patent and patent applications:

Description of Patent	Patent No. / Patent Application No.	Type	Status
Manufacture method of the 100% cotton non-woven medical dressings	200510033147.1 (China)	Invention	Under application

Spunlace Non-Woven Cloth With X-Ray Detectable Element Produced Thereby. We added X-Ray detectable elements into the spunlace non-woven cloth so that it can be easily detected by X-ray, thereby avoiding leaving medical dressings in patient’s body
	ZL 200520055659.3 (China)	Utility Model	Granted

Manufacture Method of the Spunlace Non-Woven Cloth With X-Ray Detectable Element Produced Thereby	200510033576.9 (China)	Invention	Under application

Method For Producing Spunlace Non-Woven Cloth, Method For Producing Spunlace Non-Woven Cloth With X-Ray Detectable Element, Spunlace Non-Woven Cloth With X-Ray Detectable Element Produced Thereby
11/169240 (U.S.)
PI 0502653-9 (Brazil)
2005118845 (Russia)
2005-0056783 (Korea)
200503941-7 (Singapore)
05013515.1/EP05013515 (E.U.)
GCC/P/2005/4854 (The United Arab Emirates)
1629/DEL/2005 (India)
2005-206619 (Japan)
PA/a/2005/4854 (Mexico)
		Invention	Under application

We have registered six trademarks with the Trademark office of the State Administration for Industry and Commerce of China relating to the word “Winner” in English and in Chinese. Thirteen applications for trademarks with the Trademark office of the State Administration for Industry and Commerce of China related to the words “Winwin” and “Winband” in English and in Chinese are pending. We also have registered a trademark for the word “Winner” in other countries and areas, including Singapore, Jordan, the United Arab Emirates, Yemen, Chile, Cambodia and Hong Kong and such trademark has passed the registration application in the member countries of the Madrid Agreement.

In addition, we have registered the following domain names: www.winnermedical.com (currently in use), www.winner-industries.com, www.winner-shenzhen.com, www.winner-shanghai.com, and www.winner-beijing.com. We have also registered two Chinese domain names.

Our Research and Development Efforts - How We Create New Products and Enhance Existing Ones

Currently, we have more than 100 employees devoted to our research and development efforts and to the reduction of these developments into integrated manufacturing practice and processes. More than 95% of our R&D staff graduated from junior colleges or achieved an equivalent educational level. Thirty five percent of our R&D staff has been working in this field for more than twenty years. Our CEO, President and director, Jianquan Li, has filed three patent applications under which he is named as the inventor of certain nonwoven fabric technology. This new technology can be used to manufacture nonwoven cotton medical dressings in a very cost effective and efficient manner. With this new technology, we can produce green nonwoven medical dressings at a lower cost. Mr. Li granted us a perpetual, worldwide, royalty-free license of this technology. We expect to launch our new green nonwoven medical dressing products sometime in 2006.

Nonwoven medical dressing is a type of medical dressing that is made of nonwoven fabric. As a natural product, it is environmentally friendly, reproducible, comfortable (without sensitization), and static-free. With this nonwoven fabric technology, we can produce environmentally friendly nonwoven medical dressings at a lower cost. Our new nonwoven fabric technology modifies the conventional manufacturing method of nonwoven cloth which involves eight steps: clearing cotton - carding - bleaching -carding - spreading the web - water jetting - drying - rolling the finished products. We refined the production equipments and reduced the steps in making nonwoven cloth from eight steps to five steps. As a result, the new technology allows us to minimize raw material waste and save production cost.

Our R&D activities are conducted in accordance with the ISO9001/13485 systems, adhere to strict procedures and utilize standardized processes. Development cycle time is competitive and conforms to international regulations and requirements. We are focused on further developing and improving our core manufacturing technologies so that we can reduce waste and overall costs. In 2004, we improved several of our production processes. These improvements included:

•	a 20% increase in throughput for our cotton textile process;

•	a 15% increase in production capacity for our textile equipment; and

•	a 25% reduction in work hours for our degreasing and bleaching process;

In addition, we use advanced automatic equipment as part of our processing system, including folding machines, plastic absorbing machines and sterilization systems. These improvements not only impact positively on production costs, but also enable us to further diversify our product lines.

Another achievement is our development and production of a new series of self-adhesive bandages and elastic bandages. These emerging products employ advanced technology and fulfill multiple functions. A large competitive factor in the production of these products is technology. Most non-Chinese manufacturers utilize an electrostatic spraying process for glue spraying in the production of their adhesive bandages. We use an alternative technology that provides uniform glue spraying with less glue loss, requires smaller capital investment and is a relatively simpler and safer operation. Another benefit of our self-adhesive bandages is our use of a weaving process that permits the bandages to be cut or torn smoothly without using auxiliary tools like scissors.

Our Marketing Efforts - How We Sell Our Products

Nearly 90% of our products are exported from China to markets around the world. Since 2001, we have established a position as the leading Chinese exporter in the medical dressings and medical disposables markets. We account for 9.9% of the total exports from China of these products. Our products are sold in approximately 80 countries through a network of more than 100 OEMs, distributors, wholesalers and manufacturers’ representatives. Our major target markets are the international markets outside of China. In light of our existing production capacity constraints, we will first meet demands from international markets, and gradually expand our sales to the Chinese market. China currently accounts for less than 12% of our total sales volume.

Since there are different requirements in different geographic markets, we have adopted marketing strategies that are market specific. For developed countries such as the U.S., Japan and the EU, we are an OEM supplier, providing our customers with a customized product in which the design, size, type and scale of the products is decided by our customers. This approach enables us to capitalize on our customers’ brand strength and established market channels. In order to gain market share, we team up with our customers by adding cost and technology advantages to our customers’ strong brand names, efficient distribution networks and market presence. We believe it is a better strategy for us to team up with large, well-known companies than to compete directly with them. Most of our sales in developed countries are conducted by direct marketing. In addition, we conduct nearly 25% of our sales through third-party manufacturers’ representatives, who are compensated through the payment of sales commissions.

In developing countries, we sell our products under the Winner brand name. As the economies of developing countries grow, we expect there will be a significant increase in demand for medical products, including demand for our medical dressings and other medical disposable products. We believe our products are generally price-competitive with products from the U.S., Japan and the EU, even though manufacturers from those regions do not necessarily have the brand recognition in the developing economies to justify a price premium. Competition can also come from local producers in the developing countries, but we believe the quality of the products made by local manufacturers is generally lower than that of our products. Under these circumstances, we believe we have successfully established our own brand based on a product proposition of low price and high quality. We employ manufacturers’ representatives and actively participate in formal bid contracts organized by local governments and organizations. We believe we have built our brand reputation and market share in these markets and “Winner” has become a recognized brand in local hospitals, home health care and the retail market in developing countries.

The following demonstrates the multi-channel distribution systems we adopted in distributing our products:

For US/Europe Markets:

Channel 1	Manufacturer	--->	Trading company	--->	Distributor	--->	Retailer/Hospital/pharmacy

In this channel, we sell our products through some trading companies in Europe and USA, such as Richard Healthcare Ltd in UK, Ogham Sourcing in Ireland and IMC in USA.

Channel 2	Manufacturer	--->	sales agent	--->	wholesaler	--->	retailer/hospital/pharmacy

In this channel, we sell our products to wholesaler (such as Artsana in Italy) through sales agent (such as best agent in Czech). In addition, we pay commissions to sales agent.

Channel 3	Manufacturer	--->	wholesaler	--->	Distributor	--->	retailer/hospital/pharmacy

In this channel, we sell finished and semi-finished products through wholesalers (Such as BSN and Lohmann Rauscher in Germany, Vernon-carus Ltd in UK).

Channel 4	Manufacturer	--->	Retailer	--->	Consumer

In this channel, we sell home care products to retailer chains, such as TESCO and BOOTS in UK.

For Japan market:

Channel 5:	Manufacturer	--->	Trading company	--->	Distributor	--->	Retailer/Hospital/Pharmacy

In this channel, we sell our products to more than 20 distributors through Sakai Shoten Co., Ltd in Japan market.

For Middle East / Africa markets:

Channel 6:	Manufacturer	--->	Sales Agent	--->	Government /Organization purchase
--->	Distributor	--->	Retailer/Hospital/Pharmacy

In this channel, we employ sales agents and participate in the formal bid contracts organized by local governments and organizations. The sales agents are compensated through payment of sales commissions.

For China market:

Channel 7:	Manufacturer	--->	Hospital/pharmacy

Channel 8:	Manufacturer	--->	Agent in China	--->	Distributor	--->	Retailer

In China market, we sell our products with Winner brand name to hospitals/pharmacy (such as Shenzhen People’s Hospital and NEP-Star Drug) and also to distributors through agent.

Raw Materials

Given the importance to our business of key raw materials, materials purchasing and materials management are key activities for us. We carefully manage our purchasing efforts and have established company policies involving raw materials procurement. The cost of raw materials amounts to almost 60% of our total production cost.

Supplier Management System

We have established a strict supplier management system to comprehensively assess suppliers on the basis of quality and improvement, purchasing cycles, management systems, price and delivery cycles. Suppliers are formally evaluated twice a year. The performance of the suppliers determines how much business they receive from us in subsequent months. We also host an annual suppliers’ conference, during which we communicate directly with our suppliers about our needs and service level demands. We encourage an open and transparent purchasing practice, which is well received by most suppliers.

Purchasing Procedures

Purchasing transactions are conducted in accordance with a procedure termed “inquiry-comparison-negotiation.” Potential suppliers make initial offers, which are compared objectively according to relevant guidelines. After validation of the various suppliers’ service and quality capabilities, we acquire the needed materials from the supplier offering the highest quality product at the lowest cost. Our financial department establishes an oversight process by appointing individuals to conduct independent market research of key price points. The research findings are announced periodically. Our auditing department and quality assurance department also provide oversight to assure that the all purchasing procedures are strictly adhered to.

Major Suppliers

The table below lists our major suppliers as of June 30, 2005, showing the cumulative dollar amount of raw materials purchased from them during the six month period ended June 30, 2005, and the percentage of raw materials purchased from each supplier as compared to procurement of all raw materials.

Rank	Supplier Name	Cumulative Dollar Amount Purchased During Period (# in 000,000)	Percentage of Total Purchases During Period
1	Tianmen Cotton Co.	$1.574	16.68%

2	Jing Shan Jia Wei	.9205	9.61%

3	Chang De Yun Jin	.3640	3.80%

4	Qian Jiang Gong Nong Weaving	.3527	3.68%

5	An Bao Packaging	.3377	3.53%

6	Jin San Fa Ke De Bang Co. of Zhe Jiang	.3359	3.51%

7	Xin Zhou Cheng Xin of Wu Han	.3070	3.21%

8	Huang Gang Chuang He Weaving	.2789	2.91%

9	An Ji Hui Feng	.2472	2.58%

10	Heng Feng Jian Ye of Hong Kong	.2320	2.43%

	Total	4.9730	51.95%

Our Major Customers

We have customers in approximately 80 countries and regions around the world, including Japan, Germany, the U.S., Italy, the Netherlands, France, South America, China, Africa and the Middle East. Some of our customers are large-scale producers and distributors with famous brand names, while others are import and export firms or wholesalers with trade expertise and established sales channels. We have long-term relationships with most of our customers. For the six-month period ended June 30, 2005, our top ten customers, based on sales revenue and the percentage that each contributes to our revenues, were as follows:

Top 10 clients of Winner Group (January to June 2005)

Customer	Sales (#in USD 000,000)	Percentage of Total Sales During Period
Sakai Shoten Co., Ltd	$6.7074	24.65%
Lohman & Rauscher Limited	2.2926	8.43%
Artsana S.P.A.	1.6017	5.89%
Tyco Healthcare	1.3856	5.09%
Medeco B.V.	1.4921	5.48%
Richardson Healthcare Ltd.	1.3412	4.93%
Vernon-carus UK	.9101	3.35%
The National Pharmaceutical and Medical Supply Co.	.8551	3.14%
Sterima NV.	.5286	1.94%
BSN Medical GMBH Co.,	.5268	1.94
Total	17.6412	64.84%

Our Competition

We are subject to intense competition. Some of our competitors have greater financial resources, larger staff, and more established market recognition in both domestic Chinese and international markets than we do.

In our industry, we compete based upon manufacturing capacity, product quality, product cost, ability to produce a diverse range of products and logistical capabilities.

Our competitors include medical dressings and other medical disposables products manufacturers around the world. Below is a list by geographic area of the companies we view as our competitors based on the markets in which we sell our products.

Competitors in China

Competitors in China mainly include:

1. Shenzhen Aumei (sales focus is on the U.S. market)

2. Zhejiang Zhende Medical Dressing Co., Ltd. (sales focus on European market)

3. Jiangsu Province Jianerkang Medical Dressing Co., Ltd.

4. Qingdao Hartmann Medical Dressing Co., Ltd.

Our China-based competitors tend to have lower labor costs, but their products often lack diversity.

Competitors in Asia Outside of China

Competitors in this area mainly come from India, and include:

1. Premier Enterprise

2. Sri Ram Products (main business is weaving)

These competitors tend to have older equipment and lower product quality.

Europe

Competitors in Europe include:

1. Bastos Viegas, S.A. (Portugal)

2. Intergaz, S.R.O. (Czech Republic)

3. TZMO S.A. (Poland)

Our competitors from Europe may have a geographic advantage in the EU market, but they are generally small scale, have less product diversity and higher production costs.

Increased competition in medical disposables products can put pressure on the price at which we sell our products, which could result in reduced profitability.

Regulation

In China, medical sanitary materials and dressings (including medical gauzes, absorbent cottons, bandages and disposable surgical suits) are supervised as medical devices and are administered by the Department of Medical Device of State Drug Administration of China. The technology and specifications of these products must be consistent with the Regulations for the Supervision and Administration of Medical Devices and relevant laws and standards.

Our business is also regulated by a number of provincial authorities which license the production of, and register, products such as those we manufacture. Of our 9 facilities which require licenses from these authorities, 7 are operating under current licenses and two are technically not in compliance with these regulations. One of the latter two facilities shifted from producing a category of products not requiring licensing to a category that does require licensing. Our license application in that case is now pending. The other facility that is technically non-compliant, Winner Medical (Huanggang) Co., Ltd., has not yet commenced production, and our license application is pending. We believe the technical non-compliance with these regulations will not result in material adverse effect on our financial condition or operation.

In addition, since we sell our products in the international markets, our products are subject to regulations imposed by various governmental agencies in the markets where our products are sold. All of our products exported to EU countries must have a CE certificate. We also need a Certificate of Foreign Manufacture for Japan market. We have reached the applicable standards and obtained the required certificates in the markets mentioned above. Some of our products are medical devices. Accordingly, our product development, testing, labeling, manufacturing processes and promotional activities are regulated extensively in the U.S. by the FDA, which has given us clearance to market our products within the U.S. The FDA regulates the design, manufacture, distribution, quality standards and marketing of medical devices.

Under the Federal Food, Drug, and Cosmetic Act, or FFDCA, medical devices are classified into one of three classifications, each of which is subject to different levels of regulatory control, with Class I being the least stringent and Class III being subject to the most control. Class III devices, which are life supporting or life sustaining, or are of substantial importance in preventing impairment of human health, are generally subject to a clinical evaluation program before receiving pre-market approval, or PMA, from the FDA for commercial distribution. Class II devices are subject in some cases to performance standards which are typically developed through the joint efforts of the FDA and manufacturers, but they do not require clinical evaluation and pre-market approval by the FDA but instead require a pre-market notification to the FDA and in most cases a showing of substantial equivalence to an existing product under Section 510(k) of the FFDCA. Class I devices are subject only to general controls, such as labeling and record-keeping regulations, and are generally exempt from pre-market notification under Section 510(k) of the FFDCA. Our products are generally Class I devices, therefore, are exempt from pre-market notification. Our Class I devices are required to be listed with the FDA. We have listed all of our relevant products with the FDA pursuant to the FFDAC.

If a 510(k) pre-market notification is required for a device, then such device cannot be commercially distributed until FDA issues a letter of substantial equivalent. Certain of our surgical face masks and sterilization pouches are subject to the 510(k) pre-market notification requirements. We have received the necessary approvals from the FDA for such products.

Our medical device products are also subject to the general labeling requirements under the FDA medical device labeling regulations. As of December 16, 2005, we have labeled all of our products and are not the subject of any current enforcement action initiated by the FDA. Manufacturers of medical devices distributed in the U.S. are subject to various regulations, which include establishment registration, medical device listing, quality system regulation (QSR) and medical device reporting. Under FFDAC, any foreign establishment that manufactures, prepares, propagates, compounds or processes a device that is imported, or offered for import, into the U.S. is required to register its establishment with the FDA. In addition, any foreign establishment that engages in manufacturing, preparation, compounding, assembly or processing of a medical device intended for commercial distribution in the U.S. is required to list its devices with the FDA. Our subsidiary Winner Shenzhen, which exports all our products, has registered its establishment with the FDA and has listed 31 medical and dental devices.

Our manufacturing processes are required to comply with the applicable portions of the QSR, which covers the methods and documentation of the design, testing, production, processes, controls, quality assurance, labeling, packaging and shipping of our products. The QSR also, among other things, requires maintenance of a device master record, device history record and complaint files. As of December 16, 2005, we were not the subject of any current enforcement actions initiated by the FDA. We also are required to report to the FDA if our products cause or contribute to a death or serious injury or malfunction in a way that would likely cause or contribute to death or serious injury were the malfunction to recur. The FDA can require the recall of products in the event of material defects or deficiencies in design or manufacturing. The FDA can also withdraw or limit our product approvals or clearances in the event of serious, unanticipated health or safety concerns. We may also be required to submit reports to the FDA of corrections and removals. As of December 16, 2005, we have not received any complaints of device malfunctions which contribute to serious injury or death.

The FDA has broad regulatory and enforcement powers. If the FDA determines that we have failed to comply with applicable regulatory requirements, it can impose a variety of enforcement actions from public warning letters, fines, injunctions, consent decrees and civil penalties to suspension or delayed issuance of approvals, seizure or recall of our products, total or partial shutdown of production, withdrawal of approvals or clearances already granted and criminal prosecution. The FDA can also require us to repair, replace or refund the cost of devices that we manufactured or distributed. Our failure to meet any of these requirements may cause the FDA to automatically detain our products when they are presented for entry into the U.S. If any of these events were to occur, it could materially adversely affect us. As of December 16, 2005, we were not the subject of any current enforcement actions initiated by FDA.

Our Employees

As of September 30, 2005, we employed 5,219 full-time employees. Six of our Chinese subsidiaries have trade unions which protect employees’ rights, aim to assist in the fulfillment of our economic objectives, encourage employee participation in management decisions and assist in mediating disputes between us and union members. We believe that we maintain a satisfactory working relationship with our employees and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations.

As required by applicable Chinese law, we have entered into employment contracts with most of our officers, managers and employees. We are working towards entering into employment contracts with those employees who do not currently have employment contracts with us.

Our employees in China participate in a state pension scheme organized by Chinese municipal and provincial governments. We are required to contribute to the scheme at the rates ranging from 8% to 20% of the average monthly salary. The compensation expenses related to this scheme were $303,411, $253,473, and $219,356 for the fiscal years 2005, 2004, and 2003 respectively. In addition, we are required to participate in a Mandatory Provident Fund scheme operated by approved trustees in Hong Kong and to contribute to the scheme at a rate of 5% of the salaries and wages. We contributed $1,466, $604, and $Nil to this scheme in the fiscal years 2005, 2004, and 2003 respectively.

In addition, we are required by Chinese law to cover employees in China with various types of social insurance. We have purchased social insurances for part of our employees. We are working towards providing all employees with the required insurance. In the event that any current employee, or former employee, files a complaint with the Chinese government, not only would we be required to purchase insurance for such employee, we may be subject to administrative fines. We believe that such fines, if imposed, are immaterial.

Our Facilities

All land in China is owned by the State. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of 50 years. This period may be renewed at the expiration of the initial and any subsequent terms. Granted land use rights are transferable and may be used as security for borrowings and other obligations. We currently have land use rights to 610,532 square meters consisting of manufacturing facilities, warehouses and office buildings in various parts of China, including Tianmen City, Shenzhen, Jingmen City, Zhijiang City, Jiayu County, Chongyang County and Huanggang.

In July 2005, we started the construction of a new manufacturing facility with approximately 39,960 square meters in Chongyang County, China. The construction is expected to be completed by the first quarter of 2006. In addition, we expect to obtain land use rights to approximately 391,864 additional squares meters in China by 2007.

We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business. We believe that the new facility under construction and the expected land use rights to additional land will be sufficient for our planned expansion efforts.

Some of our properties are leased from third parties. In a few cases, the lessors were not able to provide copies of documentation evidencing their rights to use the property leased to us. In most cases, the leased properties are dormitories or small operating spaces. In the event of any future dispute over the ownership of the leased properties, we believe we could easily and quickly find replacement premises and dormitories so that the operations would not be affected. In the remaining case, the leased properties include manufacturing facilities and the use we are making of the land is in compliance with that relevant government authority’s land use planning.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

Our subsidiaries Hubei Winner Textile Co., Ltd and Winner Medical & Textile Co., Ltd. Tianmen or Winner Tianmen, are currently involved in an action brought by a resident group consisting of 388 residents residing at Jianshe South Road, Yuekou Town, Tianmen City, China against Tianfang Textile Factory and Hubei Tianfang Group Co. Ltd. in the Intermediate People’s Court of Hanjiang City, Hubei, China. The plaintiffs allege that Tianfang Textile Factory and Hubei Tianfang Group Co. Ltd. acquired the right to use certain land from the plaintiffs and failed to pay off the full amount of fees agreed upon by the parties. The Plaintiffs are seeking to recover a fee of approximately $930,000 (RMB 7,379,230) and requesting our three subsidiaries to bear several and joint liabilities with the named defendants. Winner International Trading Company acquired the disputed land from Tianfang Textile Factory and Hubei Tianfang Group Co. Ltd. in 2000 and such land is currently occupied by Hubei Winner Textile Co., Ltd and Winner Tianmen. On June 20, 2005, the intermediate court ruled against the plaintiffs. The plaintiffs appealed on June 30, 2005 and the case is still pending in Hubei Superior People’s Court, China. We are not able to predict the outcome of this action at this time. An adverse determination could have an adverse effect on our financial condition, results of operation and cash flows.

Our subsidiary Chongyang Wenqiang Medical Treatment Materials Co., Ltd. or Chongyang Wenqiang is in the process of liquidation. Chongyang Wenqiang’s business license expired on September 27, 2005 and Winner’s board of directors decided it was in the best interest of Winner not to continue the operation of Chongyang Wenqiang. Chongyang Wenqiang filed for liquidation on September 28, 2005. On December 16, 2005, the liquidation process was not yet completed.

Except as provided above, we are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

To our knowledge, no director, officer or affiliate of ours, and no owner of record or beneficial owner of more than five percent (5%) of our securities, or any associate of any such director, officer or security holder is a party adverse to us or has a material interest adverse to us in reference to pending litigation.

RISK FACTORS

You should carefully consider the risks described below, which constitute all of the material risks facing us. If any of the following risks actually occur, our business could be harmed. You should also refer to the other information about us contained in this report, including our financial statements and related notes.

RISKS RELATED TO OUR BUSINESS

We sell most of our products internationally which subjects us to specific risks of transacting business in foreign countries.

During the last fiscal year, about ninety percent of our products were sold internationally. Therefore, our business and our revenue are subject to risks associated with operating in the international marketplace, including the following risks.

•	foreign currency fluctuations;

•	economic or political instability;

•	foreign tax laws;

•	shipping delays;

•	various tariffs and trade regulations;

•	restrictions and foreign medical regulations;

•	customs duties, export quotas or other trade restrictions; and

•	difficulty in protecting intellectual property rights.

The occurrence of any of the foregoing risks could seriously harm our business.

Expansion of our business may put added pressure on our management and operational infrastructure impeding our ability to meet any increased demand for our medical products and possibly hurting our operating results.

Our business plan is to significantly grow our operations to meet anticipated growth in demand for existing products, and by the introduction of new product offerings. Our planned growth includes the construction of several new production lines to be put into operation over the next five years. Growth in our business may place a significant strain on our personnel, management, financial systems and other resources. The evolution of our business also presents numerous risks and challenges, including:

•	the continued acceptance of our medical products by the medical industry;

•	our ability to successfully and rapidly expand sales to potential customers in response to potentially increasing demand;

•	the costs associated with such growth, which are difficult to quantify, but could be significant;

•	domestic and international development regarding the regulation of medical products;

•	rapid technological change;

•	the highly competitive nature of the medical dressings and medical disposables industry; and

•	the risk of entering emerging markets in which we have limited or no direct experience.

To accommodate any such growth and compete effectively, we may need to obtain additional funding to improve information systems, procedures and controls and expand, train, motivate and manage our employees, and such funding may not be available in sufficient quantities, if at all. If we are not able to manage these activities and implement these strategies successfully to expand to meet any increased demand, our operating results could suffer.

We rely on patent and trade secret laws which are complex and difficult to enforce.

The validity and breadth of claims in medical technology patents involve complex legal and factual questions and, therefore, the extent of their enforceability and protection is highly uncertain. Issued patents or patents based on pending patent applications or any future patent applications may not exclude competitors or may not provide a competitive advantage to us. In addition, patents issued or licensed to us may not be held valid if subsequently challenged and others may claim rights in or ownership of such patents. Furthermore, we cannot assure you that our competitors have not developed or will not develop similar products, will not duplicate our products, or will not design around any patents issued to or licensed by us.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Jianquan Li, Xiuyuan Fang, Jiagan Chen and Hongwei Jia, who hold the titles of CEO, President and Chairman, CFO and Vice President, Vice President of Project Management and Vice President of Quality Inspection, respectively. They also depend in significant part upon our ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for our operations. If we lose a key employee or if a key employee fails to perform in his or her current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the manufacturing, technical, marketing and sales aspects of our business, any part of which could be harmed by further turnover.

Our revenues are highly concentrated in a single customer. Our business will be harmed if our customer reduces its orders from us.

Almost 25% of our business comes from just one of our customers, Sakai Shoten Co., Ltd, which acts as a purchasing agent for a large number of ultimate consumers of our products in Japan. If we lose this customer and are unable to replace this customer with other customers that purchase a similar amount of our products, our revenues and net income would decline considerably.

We are subject to potential product liability claims and we do not have insurance coverage for these claims.

Defects in our products could subject us to potential product liability claims that our products are ineffective or caused some harm to the human body. We do not have product liability insurance. Plaintiffs may also advance other legal theories supporting claims that our products or actions resulted in some harm. A successful claim brought against us could significantly harm our business and financial condition.

We may not be able to adequately finance the significant costs associated with the development of new medical products.

The medical products in the medical dressings and medical disposables industry change dramatically with new technological advancements. We are currently conducting research and development on a number of new products, which requires a substantial outlay of capital. To remain competitive, we must continue to incur significant costs in product development, equipment, facilities and invest in research and development of new products. These costs may increase, resulting in greater fixed costs and operating expenses.

In addition to research and development costs, we could be required to expend substantial funds for and commit significant resources to the following:

•	additional engineering and other technical personnel;

•	advanced design, production and test equipment;

•	manufacturing services that meet changing customer needs;

•	technological changes in manufacturing processes; and

•	manufacturing capacity.

Our future operating results will depend to a significant extent on our ability to continue to provide new products that compare favorably on the basis of cost, quality and performance with the design and manufacturing capabilities of competitive third-party suppliers and technologies. We will need to sufficiently increase our net sales to offset these increased costs, the failure of which would negatively affect our operating results.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 or SOX 404, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K. In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting as well as the operating effectiveness of the company’s internal controls. We are not subject to these requirements for our current fiscal year ending September 30, 2005, accordingly we have not evaluated our internal control systems in order to allow our management to report on, and our independent auditors to attest to, our internal controls as required by these requirements of SOX 404. Under current law, we will be subject to these requirements beginning with our annual report for the fiscal year ending September 30, 2006. We can provide no assurance that we will comply with all of the requirements imposed thereby. There can be no positive assurance that we will receive a positive attestation from our independent auditors. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

Our holding company structure may limit the payment of dividends.

We have no direct business operations, other than our ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in Renminbi, fluctuations in the exchange rate for the conversion of Renminbi into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

RISKS RELATED TO OUR INDUSTRY

Cost containment measures that are prevalent in the healthcare industry may result in lower margins.

The health care market accounts for most of the demand for medical disposable products. The health care industry has been typified in recent years by strict cost containment measures imposed by governmental agencies, private insurers and other "third party" payors of medical costs. In response to these pressures, virtually all segments of the health care market have become extremely cost sensitive and in many cases hospitals and other health care providers have become affiliated with purchasing consortiums which are charged with obtaining large quantities of needed products at the lowest possible cost. These factors in combination have had an adverse impact upon suppliers and manufacturers of these products like us who may not be able to supply the large quantities sought by the purchasing consortiums or who are unable to respond to the need for lower product pricing.

Our failure to comply with ongoing governmental regulations could hurt our operations and reduce our market share.

In China, medical sanitary materials and dressings (including medical gauzes, absorbent cottons, bandages and disposable surgical suits) are supervised as medical devices and are administered by the Department of Medical Device of State Drug Administration of China. The technology and specifications of these types of products must be consistent with Regulations for the Supervision and Administration of Medical Devices of China and the relevant Chinese laws and standards. In addition, since we sell our products in the international markets, our products also are subject to regulations imposed by various governmental agencies in the markets where our products are sold. For example, all our medical dressings and medical disposables products exported to the U.S. must be listed with FDA. All our products exported to EU countries must have the CE certificate. We also need a Certificate of Foreign Manufacture for Japan market. These layers of regulation cause delays in the distribution of our products and may require us to incur operating costs resulting from the need to obtain approvals and clearances from regulators. As to date, we have reached the applicable standards and obtained the required certificates in the markets mentioned above.

Our margins are reduced when we sell our products to customers though buying group.

A trend in our industry is the use by customers of buying groups. These buying groups aggregate the demand of several different customers and then buy products in bulk at lower prices than any of the customers would be able to obtain individually. We have only limited production capacity. This makes it difficult for us to meet the often large demand for our products from buying groups that represent overseas customers in developed countries. A single order of one kind of product from a top 500 multinational buyer could require the full manufacturing capacity of one of our plants. Although we have expanded our manufacturing capacity, our capacity is still not large enough to always meet the demands of these clients. As a result, we may lose business to other manufacturers of our products who have more manufacturing capacity than we do.

RISKS RELATED TO DOING BUSINESS IN CHINA

Changes in China’s political or economic situation could harm us and our operational results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

•	level of government involvement in the economy;

•	control of foreign exchange;

•	methods of allocating resources;

•	balance of payments position;

•	international trade restrictions; and

•	international conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. In addition, all of our executive officers and our directors are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against us or any of these persons.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities. Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our activity to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could harm our operations.

A renewed outbreak of SARS or another widespread public health problem in China, where our operations are conducted, could have a negative effect on our operations.

Our operations may be impacted by a number of health-related factors, including the following:

•	quarantines or closures of some of our offices which would severely disrupt our operations,

•	the sickness or death of our key officers and employees, and

•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could damage our operations.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in Renminbi and U.S. Dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and Renminbi.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and Renminbi, and between those currencies and other currencies in which our sales may be denominated. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operational needs and should the Renminbi appreciate against the U.S. dollar at that time, our financial position, the business of the Company, and the price of our common stock may be harmed. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

RISKS RELATED TO THE MARKET FOR OUR STOCK

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or Nasdaq system. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We have no present intention to pay dividends.

The Company has never declared or paid any cash dividends or made other cash distributions on our common stock, and we do not expect to declare or pay any dividends in the foreseeable future. Should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. We intend to retain any future earnings for working capital and to finance current operations and expansion of our business.

The trading prices of many medical products companies have been volatile which may result in large fluctuations in the price of our common stock and losses for investors.

The stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many medical products companies. These fluctuations have often been unrelated or disproportionate to the operating performance of many of these companies. Any negative change in the public’s perception of medical products companies could depress our stock price regardless of our operating results. The market price of our common stock has been and may continue to be volatile. We expect our stock price to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These factors include:

•	actual or anticipated variations in our quarterly operating results;

•	announcements of technological innovations or new products or services by us or our competitors;

•	announcements relating to strategic relationships or acquisitions;

•	additions or terminations of coverage of our common stock by securities analysts;

•	statements by securities analysts regarding us or our industry;

•	conditions or trends in the medical products industry; and

•	changes in the economic performance and/or market valuations of other medical products companies.

The prices at which our common stock trades will affect our ability to raise capital, which may have an adverse affect on our ability to fund our operations.

We are subject to penny stock regulations and restrictions.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. As of December 14, 2005, the closing bid and asked prices for our common stock were $1.06 per share and therefore, it is designated a “penny stock.” Although since December 16, 2005, we have met the net worth exemption from the “penny stock’ definition, no assurance can be given that such exemption will be maintained. As a “penny stock”, our common stock may become subject to Rule 15g-9 under the Exchange Act of 1934, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Certain of our stockholders hold a significant percentage of our outstanding voting securities.

Mr. Jianquan Li owns 80.84% of our outstanding voting securities. As a result, he possesses significant influence, giving him the ability, among other things, to elect a majority of our Board of Directors and to authorize or prevent proposed significant corporate transactions. His ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

Certain provisions of our Articles of Incorporation may make it more difficult for a third party to effect a change- in-control.

Our Articles of Incorporation authorizes the Board of Directors to issue up to 5,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the Board of Directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statement of operations data for the fiscal years ended September 30, 2003, 2004 and 2005 and the balance sheet data as of September 30, 2003, 2004 and 2005 is derived from, and is qualified by reference to, our audited consolidated financial statements that have been audited by BDO McCabe Lo Limited, Certified Public Accountants, independent registered public accounting firm, and that are included in this report. The selected consolidated statement of operations data for the fiscal years ended September 30, 2001 and 2002 and the balance sheet data as of September 30, 2001 and 2002 is derived from our unaudited consolidated financial statements that are not included in this report. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for the fair presentation of our financial position and results of operations for these periods. Historical results are not necessarily indicative of the results of operations for future periods. The following data is qualified in its entirety by and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this current report.

	Year Ended September 30,
	2001	2002	2003	2004	2005
Statement of operations data:
Sales Revenues:	$12,405,773	$20,325,089	$31,750,491	$44,281,465	$58,357,129
Cost of Sales	9,748,069	14,578,733	22,990,021	32,814,282	42,059,663

Gross profit	2,657,704	5,746,356	8,760,470	11,467,183	16,297,466

Expenses:
Administrative expenses	776,720	1,543,793	2,668,786	2,142,340	3,536,218
Selling expenses	886,009	2,409,351	3,473,823	4,488,256	5,294,557
Other expenses

Total expenses	1,662,729	3,953,144	6,142,609	6,630,596	8,830,775

Income before income taxes and minority interests	1,012,256	1,526,880	2,446,260	4,681,760	8,362,388
Income taxes	41,873	164, 566	115,118	285,462	446,146

Minority Interests	121,337	155,575	8,381	4,807	23,572

Net income	849,047	1,206,739	2,322,761	4,391,491	7,892,670

Net income per share — basic and diluted*	$0.02	0.03	0.06	0.12	$0.21

Weighted average ordinary shares outstanding — basic and diluted	36,991,105	36,991,105	36,991,105	36,991,105	36,991,105

Cash dividend declared per common share

Cash flows data:
Net cash flows generated from operating activities	$958,562	1,333,982	2,344,591	5,510,556	4,340,034
Net cash flows used in investing activities	(3,987,789)	(6,633,211)	(3,167,838)	(8,057,982)	(3,089,900)
Net cash flows generated from (used in) financing activities	2,771,512	4,733,584	2,086,055	2,465,411	(268,782)

	September 30,
	2001	2002	2003	2004	2005
Balance sheet data:
Cash and cash equivalents	$928,983	$363,338	$1,626,146	$1,544,131	$2,650,867
Working capital	(2,946,780)	(2,753,925)	3,494,479	2,522,777	7,160,711
Total assets	21,065,954	31,605,257	39,225,956	44,812,790	54,223,425

Long term liability
Total liabilities	9,952,811	14,318,115	15,038,182	16,228,717	18,704,409

Total stockholders’ equity	10,175,810	16,330,425	23,222,677	27,614,169	34,354,830

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

General

This subsection of MD&A is an overview of the important factors that management focuses on in evaluating our businesses, financial condition and operating performance, our overall business strategy and our earnings for the periods covered.

We are a China-based technology driven medical dressings and medical disposables manufacturer. Our business was founded in February 1991. We are one of the leading Chinese exporters of medical dressings and medical disposables with nearly ninety percent of our products being sold in approximately 80 different countries outside of China. In 2004, we had a 9.8% market share of all exports from China of these products, and we are one of the largest exporters of these products in China.

We have integrated manufacturing lines that provide our clients with “one stop” procurement convenience. In the developed countries where we sell our products, we also act on an OEM basis by providing specialized design, manufacturing and packaging services to our clients. When we work on this basis, our clients are able to select the design, size, type and scale of the products we manufacture for them.

We generate revenues through the sale of our medical dressings and medical disposables products.

Industry Wide Factors that are Relevant to Our Business

The medical dressings and medical disposables manufacturing industry is in the process of rapid and continuous development. We believe the trend in the industry is toward improving medical care and patient conditions generally. One result of this trend is changing patient treatment approaches and technological advances. We believe this trend will impact favorably on the demand for our products, and this will result in growth in sales of medical dressings and medical disposables products and increased revenues for us.

The export of medical dressings and medical disposables products from China has grown rapidly over the last a few years. As a leading company in medical dressings and medical disposables exports from China, our sales revenues have a high correlation to the export quantity of China of these product types generally. In 2004, our sales represented 9.8% of the total export value of medical dressings and medical disposables from China. Therefore, we believe that our sales over the next five years will grow in correlation to the growth of medical dressings and medical disposables export volumes from China.

One main factor that management considers when estimating our future growth is the potential for revenues from new product sales. We expect to launch two new products in 2006. These products are our spunlace cotton nonwoven product and a self-adhesive bandage product. We believe the sales of these new products will be accretive to earnings.

The medical dressings and medical disposables market is also subject to consumption patterns and trends. One such trend or consumption pattern relates to the age demographics of the end users of our products. The population on average is aging and life spans are generally increasing. As the general population begins to include a larger percentage of older people, we anticipate that more medical care will be required, and that this will result in increased sales of our products.

Another trend or consumption pattern in our industry is that hospitals are increasingly seeking to reduce their costs. One method hospitals employ to reduce costs is to seek alternative products that increase efficiency or reduce labor costs. For example, disposable catheters may reduce the need for frequent changes of diapers and bed sheets. Other popular disposable products used by hospitals to reduce operating costs include Eustachian tubes and needles, disposable clothes and accessories. We believe the rise in health care costs and an increasing emphasis on health in the U.S. and EU will bring an increase in the demand for medical instruments, medical dressings and medical disposables products.

The third trend or consumption pattern that affects our industry is the growing concern over protecting the environment. Consumers are becoming increasingly concerned about the environmental impact of the products they buy. Medical dressings, medical instruments and medical disposables products usually contain different materials like rubber, metal and textiles, which may make them restricted by environmental protection regulations and negatively affect sales of these products.

The fourth trend in our industry is the geographical shift in product manufacturing from developed countries, where manufacturing costs are generally higher, to less developed countries, where the manufacturing costs are generally lower. The Chinese economy is developing at a quick pace. As a result, more foreign multinational companies are entering the Chinese market to produce their goods. At the same time, the worldwide perception of the quality level of Chinese products is improving. China is a part of the global production and supply chain for large multinational corporations. This trend of large multinational companies seeking to produce their products in China will benefit us especially since our main business model is to act on an OEM basis.

We estimate that China’s current annual exports of medical dressings and medical disposables products account for less than 5% of total world market demand, and therefore we believe there is a significant opportunity to expand China’s export volume in this area. Recognizing this opportunity, the Chinese government has been encouraging domestic companies that manufacture medical dressings and medical disposables to increase their export activities.

The fifth trend in our industry is the significant increase in competition. See “Business - Our Competition.” This increased level of competition puts pressure on the sales prices of our products, which results in lower margins for us.

Another problem we face is the potential negative impact on our profitability that could be caused by changes in trade regulations. China’s accession to the WTO should result in increased opportunity for us, but if protectionist policies and legislation from other countries should increase, our business and profitability could be harmed.

Another trend in our industry is the use by customers of buying groups. These buying groups aggregate the demand of several different customers and then buy products in bulk at lower prices than any of the customers would be able to obtain individually. We have only limited production capacity. This makes it difficult for us to meet the often, large demand for our products from buying groups that represent overseas customers in developed countries. A single order of one kind of product from a top 500 multinational buyer could require the full manufacturing capacity of one of our plants. Although we have expanded our manufacturing capacity, our capacity is still not large enough to always meet the demands of these clients. As a result, we may lose business to other manufacturers of our products who have more manufacturing capacity than we do.

Results of Operations

The following tables set forth key components of our results of operations for the periods indicated, both in dollars and as a percentage of net revenues and key components of our revenue for the period for the period indicated in dollars.

All amounts, other than percentages, in thousands of U.S. dollar

	Year Ended September 30,
	2003	2004	2005
In thousands

Revenues	$31,750	$44,281	$58,357
Costs of Goods Sold	$22,990	$32,814	$42,060
Gross Profit	$8,760	$11,467	$16,297

Expenses
Administrative Expenses	$2,670	$2,143	$3,536
Selling Expenses	$1,448	$1,503	$1,343
Transportation Expenses	$2,025	$2,985	$3,952
Financial Expenses	$333	$460	$471

Total Expenses	$6,476	$7,091	$9,302

Income before income taxes and minority interests	$2,446	$4,682	$8,362
Investment Yields	-	-	$1,058
Income taxes	$115	$285	$446
Minority Interest	$8	$5	$24
Net income	$2,323	$4,391	$7,893

	Year Ended September 30,
	2003	2004	2005
As a percentage of Net Revenues

Revenues	100%	100%	100%
Cost of Goods Sold	72.41%	74.10%	72.07%
Gross profit	27.59%	25.90%	27.93%

Expenses
Administrative Expenses	8.41%	4.84%	6.06%
Selling Expenses	4.56%	3.39%	2.30%
Transportation Expenses	6.38%	6.74%	6.77%
Financial Expenses	1.05%	1.04%	0.81%

Total Expenses	20.40%	16.01%	15.94%

Income before income taxes and minority interests	7.70%	10.57%	14.33%
Investment Yields			1.81%
Income taxes	0.36%	0.64%	0.76%
Minority Interests	0.03%	0.01%	0.04%
Net income	7.32%	9.92%	13.53%

Fiscal Year Ended September 30, 2005 and 2004

Sales Revenue

Our total revenue in fiscal year 2005 amounted to $58.36 million, which is $14.08 million or almost 32% more than that of fiscal year 2004, where we had revenues of $44.28 million. The increase in our revenue is mainly the result of increases in manufacturing capacity.

Sales by Region

The following table illustrates the sales revenues from the major geographic areas in which we sell our products for each of the last two fiscal years. The table also provides the percentage of total revenues represented by each listed region.

All amounts, other than percentages, in millions of U.S. dollars

	2004 FY	Percentage of Total Revenues	2005 FY	Percentage of Total Revenues
Europe	$16.95	38.28%	$22.39	38.37%
Japan	$13.43	30.33%	$15.12	25.91%
America	$5.37	12.13%	$7.50	12.85%
China	$2.59	5.85%	$6.94	11.89%
Other	$5.94	13.41%	$6.41	10.98%
Total	$44.28	100.00%	$58.36	100.00%

As the table above indicates, Japanese and European markets account for over 60% of our sales. Sales in China have accounted for less than 12% of our total sales over each of the last two years. Sales in North America have increased in each of the past two years. Sales in other countries aggregated together were above 10% of our total sales in each of the last two years.

We believe that sales will continue to increase in Europe and North America over the next several years. We plan to focus on these markets by promoting sales of our sterilized products, enhancing our marketing strategies in these areas and improving product quality to enlarge our market share in these two regions.

Components of Revenues

The following table shows the different components comprising our total revenues over each of the past two fiscal years.

All amounts in millions of U.S. dollars

Product Name	2004 FY	2005 FY
Gauze products	$36.69	$49.71
With sterilizing	$3.44	$7.49
Without sterilizing	$33.25	$42.22
Chemical fiber non-woven	$3.60	$3.95
With sterilizing	$0.32	$0.59
Without sterilizing	$3.28	$3.36
Absorbent cotton products	$1.60	$2.00
With sterilizing	$0.14	$0.30
Without sterilizing	$1.46	$1.70
Medical disposable instruments	$2.39	$2.70
With sterilizing	$0.21	$0.49
Without sterilizing	$2.18	$2.21
Total	$44.28	$58.36

Our revenue grew 32% in fiscal year 2005 as compared to fiscal year 2004. Gauze products are our largest product segment, accounting for more than 80% of total sales in each of the past two years. The rate of sales growth of our gauze products was also the highest over the past two years. In 2004 and 2005, gauze product sales increased by 30% and 35.4% over previous years, respectively.

Beginning with fiscal year 2003, we have been able to increase the percentage of our total sales that are attributable to sales of our high value-add products such as our sterilized products. In 2003, the sales of sterilized products only accounted for 5% of total sales. After 2003, the percentage of sales of sterilized products compared to other products started to increase and accounted for 9% in 2004 and 15% in 2005.

Cost of Goods Sold

Our cost of goods sold in fiscal years 2004 and 2005 was $33 million and $42 million, respectively, accounting for 74% and 72%, respectively, as a percentage of total revenues. The dollar amount of the costs of goods sold increased with the growth of annual sales, while its percentage of annual sales declined each year by approximately 2%. This improvement is attributable to the cost control initiatives that we initiated, which resulted in an annual improvement in gross margin.

The following table illustrates in detail the items constituting our costs of goods sold.

All amounts, other than percentages, in millions of U.S. dollars

Cost Item	2004 FY	2005 FY
Raw materials	$19.53	$24.69
Percentage	59.51%	58.71%
Salary	$4.05	$5.36
Percentage	12.35%	12.75%
Power Cost	$1.96	$2.62
Percentage	5.96%	6.23%
Depreciation	$1.12	$1.52
Percentage	3.43%	3.60%
Package materials	$3.87	$5.06
Percentage	11.81%	12.02%
Sterilizing	$0.30	$0.44
Percentage	0.92%	1.05%
Others	$1.98	$2.37
Percentage	6.02%	5.64%
Total	$32.81	$42.06

Cost of Raw Cotton

The table below illustrates the fluctuations in the market price for raw cotton over the period from 2003 to 2005. In 2004, the market price for raw cotton increased significantly and in 2005, the market price decreased significantly. The raw cotton market price in 2005 was even lower than the market price was in 2003. As a result of the fluctuations in the market prices of raw cotton, we adopted a strategy of adjusting the mixed procurement structure of different raw cotton levels, and transferring raw cotton price fluctuation influences to end users by adjusting product prices. This strategy has successfully controlled the negative influence of raw cotton market price fluctuations and has improved our annual gross margin.

All amounts, other than percentages, in millions of U.S. dollars

Year	3rd Cotton	4th Cotton	5th Cotton
2005	$1549/ton	$1523/ton	$1446/ton
2004	$1940/ton	$1864/ton	$1783/ton
2003	$1679/ton	$1656/ton	$1519/ton

The information set forth in the above table was calculated using an annual foreign exchange rate of RMB/USD, including 1:8.1846 in 2005 and 1:8.277 in 2003 and 2004. Cotton is generally categorized into seven levels ranging from 1st level to 7th level. Cotton is indicated as being at a specified level based upon its maturity, color, and rolling standards. The 1st level is cotton of the best quality and the 7th level has the lowest quality. Winner purchases raw cotton mostly ranging from 3rd to 5th levels.

Selling Expenses

Selling expenses in 2005 were $5.29 million, $810,000 or nearly 18% more than the $4.49 million spent on selling 2004. Most of our products are sold into the international market through the OEM model. OEM clients purchase products directly from us. This type of direct procurement accounts for more than 75% of our total sales. The remainder of our products is sold through proxy agents (similar to manufacturers’ representatives) who are paid a commission on the sales they generate. As a result, we have not invested heavily in establishing overseas sales channels or in product promotion. The main method we use to promote our products is participation in international trade exhibitions. Our marketing expenses therefore are relatively low compared to those of our competitors who sell directly to health care providers and other end users.

Transportation Costs

At present, nearly all of our finished product manufacturing is done at our Shenzhen, China based manufacturing facilities. Our facilities in Hubei provide semi-finished products to the Shenzhen facilities, where the products are finished. We export our products to the overseas markets from our Shenzhen facilities. Therefore, there are two important elements of transportation costs that affect us: (1) the transportation costs between our Hubei production facilities and our Shenzhen production facilities; and (2) the cost to export our products to destinations outside of China. Our domestic land transportation costs (i.e., transportation costs within China) were $350,000 (0.78% of total sales) and $520,000 (0.89% of total sales) in fiscal years 2004 and 2005, respectively. Our export transportation costs were $2,640,000 (5.96% of total sales) and $3,430,000 (5.88% of total sales) in fiscal years 2004 and 2005, respectively. Our export transportation fees increased by $790,000 from 2004 to 2005 or approximately 30%, which is in line with the increase in our revenues.

Administrative Costs

Our administrative expenses were $2,140,000 (4.84% of total sales) and $3,540,000 (6.06% of total sales) in fiscal years 2004 and 2005, respectively. We have significantly expanded the scale of our operations and there has been a corresponding increase in administrative expenses; however, our administrative expenses remain at approximately 5%-6% of total sales. The administrative expenses are mainly research and development expenses, salaries, fringe benefits for management level staff, and daily office expenses. In 2005, the administrative expenses grew because of a conscious decision to invest more in our research and development activities to develop both new processes and new materials. Additional costs also resulted from salary increases and increased labor and inventory insurance costs.

Financial Costs

Our financial expenses were $460,000 (1.04% of sales) and $470,000 (0.80% of sales) in fiscal years 2004 and 2005, respectively.

The financial expenses of the Company consist of interest expense. In 2004, we paid interest on monies borrowed at rates ranging from 3.8% to 5.75%. In 2005, these rates ranged from 4.43% to 8.37%. The balances of short-term bank loans as of September 30, 2004 and 2005 are $8.18 million and $8.77 million, respectively.

Environmental Laws Compliance Costs

We spent $5,500 and $11,448 for environmental compliance costs in fiscal years 2005 and 2004, respectively.

Investment Proceeds

In 2005, we disposed of our 60% interest in L & L Healthcare Hubei Co., Ltd. for a total consideration of $2.4 million, resulting in an after-tax gain of $1.05 million.

Income taxes

We incurred income taxes of $446,146 in 2005. This is an increase of 56% from the taxes we incurred in 2004, which amounted to $285,462. We paid more taxes in 2005 mostly because of higher income in 2005 compared to 2004.

Companies in China are generally taxed at a rate of 33% of assessable profit, consisting of a 30% national tax and a 3% local tax. All of our subsidiaries in China have applied for an exemption from the local taxes. For foreign investment enterprises like us that are established in a Special Economic Zone or a Coastal Open Economic Zone, where our subsidiaries are located, and which are engaged in production oriented activities, the national tax rate could be reduced to 15% or 24%, respectively. Our subsidiaries incorporated in China are subject to Chinese income taxes at the applicable tax rates on taxable income as reported in their statutory accounts in accordance with the relevant tax laws for two years starting from the first profit making year, followed by a 50% tax exemption for the next three years. For those foreign enterprises established in the middle west of China, a 50% tax exemption is granted for a further three years after the tax holiday and concession stated above. According to Chinese tax law, export-oriented enterprises, which export sales constitute over 70% of their total sales, can enjoy a tax rate of 10%.

According to the applicable Chinese income tax laws, regulations, notices and decisions related to foreign investment enterprises and their investors, income such as dividends and profits distribution from China derived from a foreign enterprise which has no establishment in China is subject to a 10% withholding tax.

Foreign enterprises in Shenzhen, China, are also eligible for a refund of tax paid for 40% of the purchase amount of domestic machinery in that year, if the enterprises income tax for the year of acquisition is higher than that of the previous year. During the years ended September 30, 2005 and 2004, we recorded a benefit relating to our decision to reinvest earnings of our Chinese subsidiaries totaling $210,616 and $0, respectively.

If all of the above tax holidays and concessions not been available, we would have paid $639,032 and $70,623 more in taxes and the basic and diluted net income per share would have been lower by $0.02 and $Nil, respectively for the years ended September 30, 2005 and 2004.

Minority Interest

Our financial statements reflect an adjustment to our consolidated group net income equal to ($23,572), reflecting the minority interests held by third parties in two of our subsidiaries (45% in Chongyang Wenqiang Medical Treatment Materials Co., Ltd. and 40% in Shanghai Winner Medical Apparatus Co., Ltd.).

Net income (profit after taxes)

We earned net income of $7.89 million in fiscal year 2005. This is an increase of $3.50 million or approximately 80% from fiscal year 2004 net income of $4.39 million. The increase in our net income in 2005 resulted from an increase of 2% in our gross profit margin (from 26% in 2004 to 28% in 2005) and from the inclusion of the after-tax gain of $1.05 million from the sale of our 60% interest in L & L Healthcare Hubei Co., Ltd.

Fiscal Year Ended September 30, 2004 and 2003

Sales Revenues

Sales revenues increased by $12.53 million, or about 39 % to $44.28 million in 2004 from $31.75 million in 2003. This growth was mainly attributable to increased manufacturing capacity and market expansion.

Sales by Region

The following table illustrates the sales revenues from the major geographic areas in which we sell our products for fiscal years 2003 and 2004, respectively. The table also provides the percentage of total revenues represented by each listed region.

All amounts, other than percentages, in millions of U.S. dollars

	2003 FY	Percentage of Total Revenues	2004 FY	Percentage of Total Revenues
Europe	$11.98	37.73%	$16.95	38.28%
Japan	$8.93	28.12%	$13.43	30.33%
America	$4.18	13.17%	$5.37	12.13%
China	$3.09	9.73%	$2.59	5.85%
Other	$3.57	11.25%	$5.94	13.41%
Total	$31.75	100.00%	$44.28	100.00%

As the table above indicates, the Japanese and European markets accounted for over 65% of our sales in fiscal years 2003 and 2004. Sales in China accounted for over 5% of our total sales over each of these two fiscal years. Sales in North America accounted for over 12% of our total sales over each of these two fiscal years. Sales in other countries in aggregate were over 11% of our total sales in each of these two fiscal years.

Components of Revenues

The following table shows the different components comprising our total revenues over the fiscal years of 2003 and 2004, respectively.

All amounts in millions of U.S. dollars

Product Name	2003 FY	2004 FY
Gauze products	$28.25	$36.69
With sterilizing	$2.65	$3.44
Without sterilizing	$25.60	$33.25
Chemical fiber non-woven	$1.52	$3.60
With sterilizing	$0.13	$0.32
Without sterilizing	$1.39	$3.28
Absorbent cotton products	$1.04	$1.60
With sterilizing	$0.09	$0.14
Without sterilizing	$0.95	$1.46
Medical disposable instruments	$0.94	$2.39
With sterilizing	$0.08	$0.21
Without sterilizing	$0.86	$2.18
Total	$31.75	$44.28

Our revenue increased by approximately 39% in fiscal year 2004 as compared to fiscal year 2003. Gauze products are our largest product segment, accounting for over 80% of total sales in each of these two fiscal years. The rate of sales growth of our Gauze products also was the highest over these two fiscal years. In 2003 and 2004, Gauze product sales increased by approximately 27% and 30% over the respective previous fiscal years.

Cost of Goods Sold

Our cost of goods sold increased by nearly $10 million, or approximately 43% to $33 million in fiscal year 2004 from $23 million in fiscal year 2003, accounting for approximately 72% and 74%, respectively, as a percentage of total revenues. We believe the increase in cost of goods sold results primarily from the markup of the electricity, wages and fuel.

Selling Expenses

Our selling expenses increased by $1.02 million, or approximately 29%, to $4.49 million in fiscal year 2004 from $3.47 million in fiscal year 2003. As a percentage of net revenues, our selling expenses in fiscal 2004 decreased 1% as compared with fiscal year 2003. Such decrease was mainly attributable to the improvement in cost control measures. Most of our products were sold into the international market through the OEM model. OEM clients purchased products directly from us. This type of direct procurement accounted for more than 75% of our total sales. The remainder of our products was sold through proxy agents (similar to manufacturers’ representatives) who were paid a commission on the sales they generate. As a result, we had not invested heavily in establishing overseas sales channels or in product promotion. The main method we use to promote our products is participation in international trade exhibitions. Our marketing expenses therefore were relatively low compared to those of our competitors who sold directly to health care providers and other end users.

Transportation Costs

Nearly all of our finished product manufacturing was done at our Shenzhen, China based manufacturing facilities. Our facilities in Hubei provided semi-finished products to the Shenzhen facilities, where the products were finished. We exported our products to the overseas markets from our Shenzhen facilities. Therefore, there were two important elements of transportation costs affecting our business: (1) the transportation costs between our Hubei production facilities and our Shenzhen production facilities; and (2) the cost to export our products to destinations outside of China. Our domestic land transportation costs (i.e., transportation costs within China) were $440,000 (1.38% of total sales) and $350,000 (0.78% of total sales) in fiscal years 2003 and 2004, respectively. Our export transportation costs were $2,345,000 (7.38% of total sales) and $2,640,000 (5.96% of total sales) in fiscal years 2003 and 2004, respectively. Our export transportation fees increased by $295,000 from 2003 to 2004 or approximately 12.58%. This increase was mainly attributable to the increase in our sales revenues and the freight cost.

Administrative Costs

The administrative expenses were mainly research and development expenses, salaries, fringe benefits for management level staff, and daily office expenses. Our administrative expenses decreased by approximately $0.53 million, or 19.85%, to $2.14 million in fiscal year 2004 from approximately $2.67 in fiscal year 2003. As a percentage of net revenues, administrative expenses decreased 3.57% in fiscal year 2004 as compared with fiscal year 2003. This administrative expenses decrease was primarily attributable to our better control of the costs.

Financial Costs

Our financial expenses were $330,000 (1.03% of sales) and $460,000 (1.04% of sales) in fiscal years 2003 and 2004, respectively.

The financial expenses of the Company consisted of interest expense. In fiscal year 2004, we paid interest on monies borrowed at rates ranging from 3.8% to 5.75%. In fiscal year 2003, these rates ranged from 5.04% to 5.31%. The balances of short-term bank loans as of September 30, 2003 and 2004 were $6.58 million and $8.18 million, respectively.

Environmental Laws Compliance Costs

We spent $13,307 and $11,448 for environmental compliance costs in fiscal years 2003 and 2004, respectively. This increase was mainly due to the expenditure on planting trees and flowers in our facilities in 2004.

Income taxes

We incurred income taxes of $285,462 in 2004. This is an increase of approximately 148% from the taxes we incurred in fiscal year 2003, which amounted to $115,118. We paid more taxes in fiscal year 2004 mostly because of higher income in fiscal year 2004 compared to fiscal year 2003.

Companies in China are generally taxed at a rate of 33% of assessable profit, consisting of a 30% national tax and a 3% local tax. All of our subsidiaries in China have applied for an exemption from the local taxes. For foreign investment enterprises like us that are established in a Special Economic Zone or a Coastal Open Economic Zone, where our subsidiaries are located, and which are engaged in production oriented activities, the national tax rate could be reduced to 15% or 24%, respectively. Our subsidiaries incorporated in China are subject to Chinese income taxes at the applicable tax rates on taxable income as reported in their statutory accounts in accordance with the relevant tax laws for two years starting from the first profit making year, followed by a 50% tax exemption for the next three years. For those foreign enterprises established in the middle west of China, a 50% tax exemption is granted for a further three years after the tax holiday and concession stated above. According to Chinese tax law, export-oriented enterprises, which export sales constitute over 70% of their total sales, can enjoy a tax rate of 10%.

According to the applicable Chinese income tax laws, regulations, notices and decisions related to foreign investment enterprises and their investors, income such as dividends and profits distribution from China derived from a foreign enterprise which has no establishment in China is subject to a 10% withholding tax.

We did not enjoy any tax refund in 2003 and 2004.

Minority Interest

Our financial statements reflect an adjustment to our consolidated group net income in 2004 and 2003 equal to ($4,807) and ($8,381), reflecting the minority interests held by third parties in one of our subsidiaries (45% in Chongyang Wenqiang Medical Treatment Materials Co., Ltd.).

Net income (profit after taxes)

We earned net income of $4.39 million in fiscal year 2004. This is an increase of $2.07 million or approximately 89% from fiscal year 2003 net income of $2.32 million. This increase was mainly attributable to the increase of sales and the improvement on control of administrative cost.

Liquidity and Capital Resources

As of September 30, 2005, we had cash and cash equivalents of $2.65 million. The following table provides detailed information about our net cash flow for all financial statements periods presented in this Current Report.

Cash Flow

	Years Ended September 30,
	2003	2004	2005
Net cash provided by (used in) operating activities	2,344,591	5,510,556	4,340,346
Net cash provided by (used in) investing activities	(3,167,838)	(8,057,982)	(3,089,900)
Net cash provided by (used in) financing activities	2,086,055	2,465,411	(268,782)
Net cash Flow	1,262,808	(82,015)	1,106,736

Note: Effect of foreign currencies on cash flows in Fiscal Year 2005 is $125,072.

Operating Activities

Net cash provided by operating activities in 2005 totaled $4.34 million, which is a decrease of $1.17 million from net cash provided by operating activities of $5.51 million in 2004. The decrease was mainly due to the increase in account receivable and inventory.

Net cash provided by operating activities during 2004 totaled $5.51 million, which is an increase of $3.17 million from net cash used for operating activities of $2.34 million during 2003. The increase was mainly due to our better receivable collection management which decreased the accounts receivables from international customers.

Investing Activities

Net cash used for investing activities in the year 2005 was $3.09 million, which is a decrease of $4.97 million from net cash used for investing activities of $8.06 million in 2004. The decrease for 2005 was primarily the result of the decrease in the investment on equipment and construction, and a one time gain from selling our 60% ownership of Winner Medical & Textile Ltd., Xishui or Winner Xishui in 2005.

Net cash used for investing activities in 2004 totaled $8.06 million as compared to $3.17 million used for investing activities in 2003. The $4.89 million increase of net cash used for investing activities in 2004 was mainly attributable to the increase in the investment on construction in Winner Xishui and investment on equipment in Winner Tianmen and Winner Medical & Textile Ltd. Jingmen.

Financing Activities

Net cash used for financing activities was $0.27 million in 2005 as compared to $2.47 million provided by financing activities in 2004. The $2.73 million decrease of the cash provided by financing activities was mainly attributable to the repayment of matured loan, and a $0.83 million dividend paid to shareholders in 2005.

Net cash provided by financing activities was $2.47 million in 2004, an increase of $0.38 million from net cash of $2.09 million provided by financing activities in 2003. Such increase was mainly attributable to the increase of the bank’s loan in 2004.

We have loan facilities with Chinese banks that allow us to borrow up to $8.84 million. These loan facilities are all secured by our real property and other assets. These loan facilities have annual interest rates ranging from 4.43%-8.37% in fiscal year 2005.

As of September 30, 2005, the maturities for these bank loans are as follows.

All amounts, other than percentages, in millions of U.S. dollars

Banks	Amounts	Beginning	Ending	Duration
ICBC ShenZhen	0.494	9/13/04	9/12/05	12 months
	0.494	10/8/04	9/28/05	11.5 months
	0.247	10/28/04	10/27/05	12 months
CMB ShenZhen	0.618	7/27/05	1/27/06	6 months
	0.618	7/28/05	1/28/06	6 months
	0.494	7/29/05	12/29/05	5 months
	0.309	8/31/05	2/28/06	6 months
	0.618	4/19/05	10/19/05	6 months
	0.371	4/25/05	10/25/05	6 months
ICBC HuBei	2.780	7/26/04	7/26/05	12 months
ABC HuBei	1.236	7/04/05	11/04/05	4 months
ICBC TianMan	0.247	1/13/05	1/13/06	12 months
ABC YiChang	0.247	6/16/05	6/16/06	12 months
Total	8.773

As shown in the above table, we have $8.773 million in loans maturing on or before the end of our second fiscal quarter of 2006. We plan to either repay this debt as it matures or refinance this debt with other debt.

On December 16, 2005, prior to the consummation of the share exchange with us, our subsidiary Winner Group Limited completed a private placement of 139,380 shares of its common stock to 15 accredited investors which was subsequently exchanged for 5,155,877 shares of our common stock, raising $10,400,000 in gross proceeds. In addition, another 793,260 shares of our common stock were issued in a separate private placement raising gross proceeds of $1,600,000. As a result of these private placement transactions, we raised a total of $12,000,000 in gross proceeds, which left us with approximately $10,882,516 in net proceeds after the deduction of approximately $1,117,484 offering expenses.

We believe that our currently available working capital, after receiving the aggregate proceeds of Winner’s capital raising activities and the credit facilities referred to above, should be adequate to sustain our operations at our current levels through at least the next twelve months.

Contractual Obligations

Below is a table setting forth contractual obligations as of September 30, 2005:

Payments in millions of U.S. dollars

	Total	Less than one year	1-3 years	3-5 years	More than 5 years
Operating Lease	0.73	0.25	0.48	—	—
Capital Lease Obligations	5.38	4.14	1.24	—	—
Total	6.11	4.39	1.72	—	—

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

•
Principles of consolidation - Our consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America and include the assets, liabilities, revenues, expenses and cash flows of the Company and all its subsidiaries. All significant inter-company accounts, transactions and cash flows are eliminated on consolidation.

•	Revenue Recognition - Sales of goods are recognized when goods are shipped and title of goods sold has passed to the purchaser.

•
Inventory - Inventories are stated at the lower of cost or market, determined by the weighted average method. Work-in-progress and finished goods inventories consist of raw material, direct labor and overhead associated with the manufacturing process.

•
Trade accounts receivable - Trade accounts receivable are stated at the amount management expects to collect from balances outstanding at year-end. Based on management's assessment of the credit history with customers having outstanding balances and current relationships with them, it has concluded that realization losses on balances outstanding at year-end will be immaterial.

•
Property, plant and equipment - Property, plant and equipment are stated at cost including the cost of improvements. Maintenance and repairs are charged to expense as incurred. Assets under construction are not depreciated until construction is completed and the assets are ready for their intended use. Depreciation and amortization are provided on the straight-line method based on the estimated useful lives of the assets as follows:

Leasehold land and buildings	30-50 years
Plant and machinery	10-12 years
Furniture, fixtures and equipment	5 - 8 years
Motor vehicles	5 - 8 years
Leasehold improvements	Over the lease term

•
Income taxes - Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Any tax paid by subsidiaries during the year is recorded. Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. Deferred income tax liabilities or assets are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and the financial reporting amounts at each year end. A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Interest Rate Risk

We are exposed to interest rate risk primarily with respect to our short-term bank loans. Although the interest rates are fixed for the terms of the loans, the terms are typically twelve months and interest rates are subject to change upon renewal. Management monitors the banks’ interest rates in conjunction with our cash requirements to determine the appropriate level of debt balances relative to other sources of funds. We have not entered into any hedging transactions in an effort to reduce our exposure to interest rate risk.

Foreign Exchange Risk

Our reporting currency is the U.S. dollar and the majority of our revenues will be settled in RMB and U.S. dollars. All of our assets are denominated in RMB except for cash. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between U.S. dollars and RMB. If RMB depreciates against the U.S. dollar, the value of our RMB revenues, earnings and assets as expressed in our U.S. dollar financial statements will decline. If RMB appreciates against U.S. dollar, it will make our sale prices more expensive, thus our sales may decline.

Inflation

Inflationary factors such as increases in the cost of our product and overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net revenues if the selling prices of our products do not increase with these increased costs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of December 16, 2005 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Unless otherwise specified, the address of each of the persons set forth below is in care of Winner Industrial Park, Bulong Road, Longhua, Shenzhen City, 518109, People’s Republic of China.

Title of Class	Name & Address of Beneficial Owner	Office, If Any	Amount & Nature of Beneficial Ownership[1]		Percent of Class[2]
Common Stock $0.001 par value	Timothy Halter 12890 Hill Top Road Argyle, TX 76226	Director[3]	1,070,000	[4]	2.4%

Common Stock $0.001 par value	Jianquan Li	CEO, President and Director	36,084,527		80.84%

Common Stock $0.001 par value	Xiuyuan Fang	CFO, Vice President, Treasurer and Director[5]	464,512		1.04%

Common Stock $0.001 par value	Hongwei Jia	Vice President of Quality Inspection	4,958		*

Common Stock $0.001 par value	Jiagan Chen	Vice President of Project Management	24,789		*

Common Stock $0.001 par value	Nianfu Huo	General Manager of Winner Medical & Textile Ltd. Zhuhai, Senior Vice President of Winner Group Limited	174,524		*

Common Stock $0.001 par value	All officers and directors as a group (6 persons named above)		37,823,310		84.74%

* Less than 1%

1Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

2A total of 44,636,371 shares of our Common Stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each Beneficial Owner above, any options exercisable within 60 days have been included in the denominator.

3. Mr. Halter will resign from his position as our director effective upon the tenth day following the mailing to our stockholders of an information statement complying with the requirements of Rule 14f-1 of the Securities Exchange Act.

4. 535,000 shares are owned by Halter Financial Investment, L.P. of which TPH, L.P. is a limited partner of which TPH GP, LLC is the sole general partner of which Timothy Halter is the sole member. 535,000 shares are owned by Halter Financial Group, L.P. of which TPH, L.P. is a limited partner of which TPH GP, LLC is the sole general partner of which Timothy Halter is the sole member.

5. Mr. Fang will become our director effective upon the tenth day following the mailing to our stockholders of an information statement complying with the requirements of Rule 14f-1 of the Securities Exchange Act.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position
Timothy Halter	39	Director (1)
Jianquan Li	50	Chief Executive Officer and President, and Chairman of the Board of Directors (2)(4)
Xiuyuan Fang	37	Chief Financial Officer, Vice President, Treasurer and Director (3)(4)
Hongwei Jia	30	Vice President of Quality Inspection (4)
Jiagan Chen	54	Vice President of Project Management (4)
Nianfu Huo	54	Senior Vice President of Winner Group Limited and General Manager of Winner Medical & Textile Ltd. Zhuhai (4)

(1)
Former Chief Executive Officer and Chief Financial Officer prior to December 16, 2005 and current director until the 10th day following the mailing of an information statement complying with Rule 14f-1 of the Securities Exchange Act.

(2)	Current director as of December 16, 2005.
(3)	Will become a director upon the effective date of the resignation of Timothy Halter.
(4)	Current officer.

TIMOTHY HALTER. Mr. Halter has served as our director, Chief Executive Officer, President and Chief Financial Officer since November 4, 2005. On December 16, 2005, he resigned from all offices that held us. Since 1995, Mr. Halter has been the President and a stockholder of Halter Financial Group, Inc., a Dallas, Texas based consulting firm specializing in the area of mergers, acquisitions and corporate finance. Mr. Halter currently serves as an officer and director of two public companies: DXP Enterprises, Inc., a Texas corporation and Nevstar Gaming and Entertainment Corp., a Nevada corporation.

JIANQUAN LI. Mr. Li has served as our Chief Executive Officer, President and director since December 16, 2005. Mr. Li is the founder of Winner and has served as its Chairman and CEO since its subsidiary companies’ formation in 1991. As Chairman and CEO, Mr. Li oversaw the implementation of the business plan of Winner and was key to the development of its strategic vision. Mr. Li is a graduate of the Hubei Foreign Trade University with a major in International Trade.

XIUYUAN FANG. Mr. Fang has been our Chief Financial Officer, Vice President and Treasurer since December 16, 2005, and he will become our director upon the effective date of the resignation of Timothy Halter, which will occur around the end of December, 2005. Mr. Fang has been with Winner since 1999. Mr. Fang has served as Winner’s director since 1999 and has been its Vice President since 2001. Mr. Fang is a certified public accountant and has extensive experience in financial management, capital management and tax planning. He was responsible for Winner’s financial management and capital management programs. He graduated from Zhongnan University of Economics and Law.

HONGWEI JIA. Mr. Jia has been our Vice President of Quality Inspection since December 16, 2005. Mr. Jia joined Winner in 1997, and successively served as the Manager of Production of one of the Winner subsidiaries, the Manager of Human Resources, the Vice General Manager of Production, a management representative, and, since 2003, as Winner’s Vice General Manager of Quality Inspection. Mr. Jia directed the establishment of Quality Management Systems for eight subsidiary companies of Winner. Mr. Jia was responsible for Human Resources Management Systems at Winner’s headquarter and for its subsidiary companies in Shenzhen. Mr. Jia graduated from South China Normal University

JIAGAN CHEN. Mr. Chen has been our Vice President of Project Management since December 16, 2005. Mr. Chen joined Winner as its Vice President of Project Management in 2000. He is an economic engineer and graduated from Wuhan Institute of Economic Management. Mr. Chen was responsible for Winner’s construction projects at Winner’s headquarter in the Shenzhen Winner Industrial Park.

NIANFU HUO. Mr. Huo has been the Senior Vice President of Winner Group Limited since April 8, 2003 and has served as the General Manager of Winner Zhuhai since February 1, 2001. He is responsible for the strategic planning as well as formulating and monitoring policies and operating objectives of the Company. Mr. Huo is also involved in the decision making process of establishment of all Winner’s subsidiaries in Hubei, Shanghai, Shenzhen and Zhuhai. Mr. Huo joined Winner Zhuhai in 1991. He graduated from Beijing International Studies University.

There are no agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

Directors are elected until their successors are duly elected and qualified.

Board Composition and Committees

The board of directors is currently composed of two members, Timothy Halter and Jianquan Li. Timothy Halter has tendered his resignation from the position as our director which will become effective upon the 10th day following the mailing of an information statement complying with Rule 14f-1 of the Securities Exchange Act. Upon the effective date of the resignation of Timothy Halter, Xiuyuan Fang will be appointed to the board of directors. All Board action requires the approval of a majority of the directors in attendance at a meeting at which a quorum is present.

We currently do not have standing audit, nominating or compensation committees. Currently, our entire board of directors is responsible for the functions that would otherwise be handled by these committees. We intend, however, to establish an audit committee and a compensation committee of the board of directors as soon as practicable. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The compensation committee will be primarily responsible for reviewing and approving our salary and benefits policies (including stock options) and other compensation of our executive officers.

Our board of directors has not made a determination as to whether any member of our board is an audit committee financial expert. Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

Director Compensation

We have not paid our directors fees in the past for attending scheduled and special meetings of our board of directors. In the future, we may adopt a policy of paying independent director a fee for their attendance at board and committee meetings. We do reimburse each director for reasonable travel expenses related to such director's attendance at board of directors and committee meetings.

Family Relationships

There are no family relationships among our directors or officers.

Code of Ethics

On December 16, 2005, our board of directors adopted a code of ethics that our principal financial officer, principal accounting officer or controller and any person who may perform similar functions are subject to. Currently Jianquan Li, our Chief Executive Officer, and Xiuyuan Fang, our Chief Financial Officer are the only persons subject to the Code of Ethics. If we retain additional officers in the future to act as our principal financial officer, principal accounting officer, controller or persons serving similar functions, they would become subject to the Code of Ethics. The Code of Ethics does not indicate the consequences of a breach of the code. If there is a breach, our board of directors would review the facts and circumstances surrounding the breach and take action that it deems appropriate, which action may include dismissal of the employee who breached the code.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to Timothy Halter, our director and Jianquan Li, our Chief Executive Officer for services rendered in all capacities during the noted periods. No executive officers received total annual salary and bonus compensation in excess of $100,000.

		Annual Compensation				Long-Term Compensation
						Awards		Payouts
Name And Principal Position	Year (2)	Salary ($)		Bonus ($)	Other Annual Comp- ensation ($)	Restricted Stock Awards ($)	Securities Under-lying Options/ SARs (#)	LTIP Payouts ($)	All Other Compen- sation ($)

	2005	-		-	-	-	-	-	-
Timothy Halter,	2004	-		-	-	-	-	-	-
CEO and CFO (3)	2003	-		-	-	-	-	-	-

Jianquan Li	2005	75,000	(4)	-	-	-	-	-	-
Chairman, CEO	2004	45,000	(5)	-	-	-	-	-	-
and President (1)	2003	45,000	(6)	-	-	-	-	-	-

(1)
On December 16, 2005, we acquired Winner in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Li became our Chief Executive Officer and President. Prior to the effective date of the reverse acquisition, Mr. Li served Winner in the same capacities that he currently serves us. The annual, long term and other compensation shown in this table includes the amount Mr. Li received from Winner prior to the consummation of the reverse acquisition.

(2)	On December 16, 2005, we, in connection with the reverse acquisition of Winner, changed our fiscal year end from July 31 to September 30.

(3)
Mr. Halter tendered his resignation to us upon the closing of the reverse acquisition of Winner on December 16, 2005. Mr. Halter resigned from all offices he held with us on December 16, 2005. His resignation from his position as our director will automatically become effective on the tenth day following the mailing to our stockholders of an information statement complying with the requirements of Rule 14f-1 of the Securities Exchange Act. Such information statement was mailed out to our stockholders on or about the effective time of the reverse acquisition of Winner.

(4)	In 2005, Mr. Li received an annual compensation of RMB 600,000 which is approximately $75,000.

(5)	In 2004, Mr. Li received an annual compensation of RMB 120,000 plus Hong Kong dollar 240,000, which is approximately $45,000.

(6)	In 2003, Mr. Li received an annual compensation of RMB 120,000 plus Hong Kong dollar 240,000, which is approximately $45,000.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. We do not have a compensation committee; all decisions regarding compensation are determined by our entire board of directors.

Stock Option and Stock Appreciation Rights

We do not currently have a Stock Option Plan or Stock Appreciation Rights Plan. No stock options or stock appreciation rights were awarded during the fiscal year ended July 31, 2005.

Employment Agreements

Our subsidiary Winner has employment agreements with the following executive officers.

Jianquan Li, our CEO and President’s employment agreement became effective as of January 1, 2005. The agreement is for a term of three years. Mr. Li is receiving an annual salary of approximately $75,000 under the agreement (RMB 600,000).

Xiuyuan Fang, our CFO, Vice President and Treasurer’s employment agreement became effective as of January 1, 2005. The agreement is for a term of three years. Mr. Fang is receiving an annual salary of approximately $26,670 under the agreement (RMB 213,368).

Hongwei Jia, our Vice President of Quality Inspection’s employment agreement became effective as of January 1, 2005. The agreement is for a term of three years. Mr. Jia is receiving an annual salary of approximately $26,670 under the agreement (RMB 213,368).

Jiagan Chen, our Vice President of Project Management’s employment agreement became effective as of January 1, 2005. The agreement is for a term of three years. Mr. Chen is receiving an annual salary of approximately $26,670 under the agreement (RMB 213,368).

Nianfu Huo, Senior Vice President of Winner Group Limited and General Manager of Winner Zhuhai’s employment agreement became effective as of January 1, 2005. The agreement is for a term of three years. Mr. Huo is receiving an annual salary of approximately $26,670 under the agreement (RMB 213,368).

Indemnification of Directors and Executive Officers and Limitation of Liability

Our Bylaws provide for the indemnification of our directors and officers, past, present and future, under certain circumstances, against attorney’s fees, judgments, fines and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. We will also bear expenses of such litigation for any of our directors, officers, employees or agents upon such persons promise to repay us, therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 16, 2005, we consummated the transactions contemplated by a share exchange agreement among us and the owners of the issued and outstanding capital stock of Winner, including Jianquan Li, our CEO, President and director, and controlling stockholder and certain of our other officers and directors. Pursuant to the share exchange agreement, we acquired 100 percent of the outstanding capital stock of Winner Group Limited in exchange for 42,280,840 shares of our common stock. As a result of this transaction, Mr. Li became the owner of 80.84 percent of our outstanding capital stock.

On November 4, 2005, we settled a $60,000 note payable to Glenn A. Little, our former sole director and controlling stockholder, by the issuance of 240,000 shares of unregistered, restricted common stock.

On November 4, 2005, we consummated a private placement of common stock with Halter Financial Investments, L.P. for the sale of 1,070,000 shares of unregistered, restricted common stock for $267,500 in cash. As a result of the private placement, Halter Financial Investments became our controlling stockholder. Timothy Halter, our former director, is an affiliate of Halter Financial Investments.

On July 16, 2005, we entered into a Financial Advisory Agreement with HFG International, Limited, a Hong Kong Corporation, as amended on December 12, 2005, pursuant to which HFG International, Limited agreed to provide us with financial advisory and consulting services in implementing a restructuring plan and facilitating our going public transaction. In consideration for these services, HFG International, Limited was paid a fee of $260,000 upon the closing of the going public transaction. Timothy Halter, our former director, is the principal stockholder and an executive officer of HFG International, Limited.

On December 1, 2005, our CEO, President and director, Jianquan Li, entered into a perpetual license agreement with us pursuant to which he licensed his rights under certain patent applications and related technology for nonwoven fabric manufacturing to us on a perpetual, worldwide, royalty-free basis.

In addition, we entered into the following transactions, all of which are unsecured, interest free and with no fixed repayment terms.

During the year ended September 30, 2005, we sold goods to L+L Healthcare Hubei Co., Ltd. of which we own a 40% equity interest, for $83,013 and purchased goods from it for $444,553. As of September 30, 2005, the amount due to L+L Healthcare Hubei Co., Ltd. was $107,914.

During the years ended September 30, 2005 and 2004, we purchased goods from Safe Secure Packing (Shenzhen) Co., Ltd. for $1,007,675 and $415,793, respectively. Mr. Jianquan Li, our CEO, President and director, had a controlling interest in Safe Secure Packing (Shenzhen) Co., Ltd. during these periods. As of September 30, 2005 and 2004, the outstanding balance due to Safe Secure Packing (Shenzhen) Co., Ltd. was $147,697 and $5,270, respectively.

During the years ended September 30, 2005 and 2004, we sold goods to Kangsoon Import & Export Trading Co. Ltd. Shenzhen for $519,889 and $2,631,563 and purchased goods from it for $963,548 and $4,243,467, respectively. Mr. Xiuyuan Fang, our CFO, Vice President, Treasurer and director, had a controlling interest in Kangsoon Import & Export Trading Co. Ltd. Shenzhen during these periods. As of September 30, 2005 and 2004, the outstanding balances due to Kangsoon Import & Export Trading Co. Ltd. Shenzhen were $0 and $32,227, respectively.

During the year ended September 30, 2005, we sold goods to Winner Medical & Textile (H.K.) Limited for $215,509. Mr. Jianquan Li, our CEO, President and director, has a controlling interest in Winner Medical & Textile (H.K.) Limited. As of September 30,2005, the outstanding balance due from Winner Medical & Textile (H.K.) Limited was $116,804.

During September 2005, we borrowed $168,817 from Mr. Jianquan Li, our CEO, President and director.

On August 20, 2005, the board of directors of our subsidiary, Winner Group Limited, declared a dividend in the amount of $1,872,750, to its principal stockholder Mr. Jianquan Li, our CEO, President and director, and to another stockholder Mr. Xiuyuan Fang, our CFO, Vice President, Treasurer and director. This dividend has not yet been paid.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Reference is made to the disclosure set forth under Item 4.01 of this report, which disclosure is incorporated by reference into this section.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 495,000,000 shares of common stock, par value $0.001 per share, of which 44,636,371 are currently issued and outstanding. Prior to the closing of the reverse merger transaction, we effected a 1-for-1500 reverse split of our common stock. As a result, the total number of our issued and outstanding common stock on September 20, 2005 was reversed from 376,862,000 shares to 251,241 shares. The purpose of the reverse stock split was to decrease the number of shares of common stock outstanding so as to make us more attractive to a potential merger or acquisition candidate. On November 4, 2005, we converted the promissory note in the amount of $60,000 owned by Glenn A. Little into 240,000 shares of our common stock. On the same date, we issued 1,070,000 to Halter Financial Investment, L.P. in connection with a private placement transaction.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that the persons receiving the greatest number of votes shall be the directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We may issue shares of preferred stock in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any such class or series without any further vote or action by the stockholders. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. In addition, any such shares of preferred stock may have class or series voting rights. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control.

No shares of preferred stock are currently outstanding. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Transfer Agent and Registrar

Our independent stock transfer agent is Nevada Agency and Trust Company, located in Reno, Nevada. Their mailing address is 50 West Liberty Street, Reno, Nevada 89501. Their phone number is (775) 322-0626.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded under the symbol “LVGC.OB” on the NASD Electronic Bulletin Board. The CUSIP number is 517831103.

During 2005, we filed a request for clearance of quotations on the OTC Bulletin Board or OTCBB under Subsection (a)(5) of Rule 15c2-11 of the Securities Exchange Act of 1934, with NASD Regulation Inc. A clearance letter was issued to us on April 27, 2005 and we were issued a trading symbol “LVRC.OB.” As a result of a one-for-fifteen hundred reverse split of our common stock that became effective on October 26, 2005, our trading symbol on the OTC Bulletin Board has been changed from “LVRC.OB” to “LVGC.OB.” The quoted market prices of our common stock on the OTC Bulletin Board, per data listed by National Quotation Bureau, Inc., are as follows:

	High	Low
Fiscal 2004	not approved
Fiscal 2005 - First quarter(8/1/04 to 10/31/04)	not approved
Fiscal 2005 - Second quarter(11/1/04 to 1/31/04)	not approved
Fiscal 2005 - Third quarter(2/1/05 to 4/30/05)	approved 4/27/05 - no trades
Fiscal 2005 - Fourth quarter(5/1/05 to 7/31/05)	$0.03	$0.008
Fiscal 2006 - First quarter(8/1/05 to 10/31/05)	$3.00	$0.02
Fiscal 2006* - Second quarter(11/1/05 to 12/14/05)	$5.00	$1.06

*On December 16, 2005, we changed our fiscal year end from July 31 to September 30.

Reports to Stockholders

We plan to furnish our stockholders with an annual report for each fiscal year ending September 30 containing financial statements audited by our independent certified public accountants. Additionally, we may, in our sole discretion, issue unaudited quarterly or other interim reports to our stockholders when we deem appropriate. We intend to maintain compliance with the periodic reporting requirements of the Securities Exchange Act of 1934.

Approximate Number of Holders of Our Common Stock

On December 15, 2005, there were approximately 1,500 stockholders of record of our common stock.

Dividends

Other than the dividends declared or paid by our subsidiary Winner and the reverse stock split effected before the reverse acquisition transaction, we have never declared dividends or paid cash dividends. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

RESENT SALE OF UNREGISTERED SECURITIES

Reference is made to the disclosure set forth under Item 3.02 of this report, which disclosure is incorporated by reference into this section.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

On December 16, 2005, we issued 42,280,840 shares of our common stock to stockholders of Winner. The issuance of our shares to these individuals was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and regulation D promulgated thereunder.

On December 16 2005, we completed a private placement in which we sold 793,260 shares of our common stock at a price of $2.017 per share for aggregate gross proceeds of $1,600,000 to our employees and suppliers. The shares were offered and sold to investors in reliance upon exemptions from the registration requirements of the Securities Act pursuant to Regulation S thereunder.

On November 4, 2005, we settled a $60,000 note payable to Glenn Little by the issuance of 240,000 shares of unregistered, restricted common stock in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering.

On November 4, 2005, we consummated a private placement of common stock with Halter Financial Investments, L.P. for the sale of 1,070,000 shares of unregistered, restricted common stock for $267,500 in cash in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are Accredited Investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth.

In instances described above where we indicate that we relied upon Regulation S promulgated under the Securities Act in issuing securities, our reliance was based upon the following factors (a) each subscriber was neither a U.S. person nor acquiring the shares for the account or benefit of any U.S. person, (b) each subscriber agreed not to offer or sell the shares (including any pre-arrangement for a purchase by a U.S. person or other person in the United States) directly or indirectly, in the United States or to any natural person who is a resident of the United States or to any other U.S. person as defined in Regulation S unless registered under the Securities Act and all applicable state laws or an exemption from the registration requirements of the Securities Act and similar state laws is available, (c) each subscriber made his, her or its subscription from the subscriber’s residence or offices at an address outside of the United States and (d) each subscriber or the subscriber’s advisor has such knowledge and experience in financial and business matters that the subscriber is capable of evaluating the merits and risks of, and protecting his interests in connection with an investment in us.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

ITEM 4.01 CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

On December 16, 2005, concurrent with the change in control transaction discussed above, our Board of Directors elected to continue the existing relationship of our new subsidiary Winner Group Limited with BDO McCabe Lo Limited (BDO) and appointed BDO as our independent auditor. Additionally, concurrent with the decision to maintain our relationship with BDO, our Board of Directors approved the dismissal of S. W. Hatfield, CPA of Dallas, Texas (SWHCPA) our independent auditor.

No accountant's report issued by SWHCPA on the financial statements for either of the past two (2) years contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles, except for a going concern opinion expressing substantial doubt about the ability of us to continue as a going concern.

During our two most recent fiscal years (ended July 31, 2005 and 2004) and from August 1, 2005 to the date of change of our independent auditor, there were no disagreements with SWHCPA on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure. There were no reportable events, as described in Item 304(a)(1)(iv)(B) of Regulation S-B, during our two most recent fiscal years (ended July 31, 2005 and 2004) and from August 1, 2005 to the date of change of our independent auditor.

We furnished a copy of this disclosure to SWHCPA and requested SWHCPA to furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A letter from SWHCPA is attached as Exhibit 16.1 to this report.

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

As a result of the closing of the reverse acquisition with Winner Group Limited, the former stockholders of Winner Group Limited own 94.72% of the total outstanding shares of our capital stock and 94.72% total voting power of all our outstanding voting securities.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

In connection with the closing of the reverse acquisition of Winner Group Limited (as described in Item 2.01 of this report), as of December 16, 2005, Timothy Halter tendered his resignation as our director. The resignation of Mr. Halter will become effective upon the tenth day following the mailing of an information statement complying with the requirements of Rule 14f-1 under the Securities Exchange Act to our stockholders which will occur around the end of December 2005. This information statement was filed with the SEC today and will be mailed out as soon as practicable. At the closing of the reverse acquisition, Timothy Halter also resigned from all offices he held with us.

On December 16, 2005, in connection with the closing of the reverse acquisition, Jianquan Li was appointed as our director and our Chief Executive Officer and President and Xiuyuan Fang was appointed as our Chief Financial Officer, Treasurer and Vice President. Xiuyuan Fang will also become our director upon the effective date of the resignation of Timothy Halter.

For certain biographical and other information regarding the newly appointed officers and directors, see the disclosure under Item 2.01 of this report, which disclosure is incorporated herein by reference.

ITEM 5.03 AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On December 16, 2005, the board of directors adopted resolutions amending and restating the bylaws of the Company in order to update the bylaws and to provide for enhanced corporate governance and other provisions.

The Board of the Directors approved on December 16, 2005 a change in the Company’s fiscal year end from July 31 to September 30. This change is being effectuated in connection with the exchange transaction described in Item 1.01 above.

ITEM 5.06 CHANGE IN SHELL COMPANY STATUS

Reference is made to the disclosure set forth under Item 2.01 and 5.01 of this report, which disclosure is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired

Filed herewith are the audited consolidated financial statements of Winner Group Limited for the fiscal year ended September 30, 2003, 2004 and 2005.

(b) Pro forma financial information

Filed herewith is the pro forma consolidated Financial Statements of the Company and Winner Group Limited for the requisite periods.

(c) Exhibits

Exhibit No.*	Description

2.1	Share Exchange Agreement, dated December 16, 2005, among the registrant, Winner Group Limited and its stockholders.

3.1	Article of Incorporation of the registrant as filed with the Secretary of State of the State of Nevada on August 7, 1986, as amended to date.

3.2	Amended and Restated Bylaws of the registrant adopted on December 16, 2005.

10.1	Licensing Agreement between Winner Group Limited and Jianquan Li, dated December 1, 2005.

10.2	Licensing Agreement between Winner Medical & Textile Ltd. Zhuhai and Nianfu Huo, dated August 5, 2005.

10.3	Equipment Purchase Contract between Winner Medical (Huanggang) Co., Ltd. and Zhengzhou Textile Machinery Co., Ltd, dated July 12, 2005.

10.4	Water Supply Agreement between Winner Medical & Textile Ltd. Tianmen and Hubei Winner Textiles Co., Ltd., dated August 2, 2004.

10.5	Working Capital Loan Contract between Hubei Winner Textiles Co., Ltd. and Tianmen Branch of Industrial & Commercial Bank of China, dated October 19, 2005.

10.6
Working Capital Loan Contract between Hubei Winner Textiles Co., Ltd. and Tianmen Branch of Industrial & Commercial Bank of China with a one-year term terminating on October 17, 2006, dated October 20, 2005.

10.7
Working Capital Loan Contract between Hubei Winner Textiles Co., Ltd. and Tianmen Branch of Industrial & Commercial Bank of China with a one-year term terminating on October 16, 2006, dated October 20, 2005.

10.8
Working Capital Loan Contract between Hubei Winner Textiles Co., Ltd. and Tianmen Branch of Industrial & Commercial Bank of China with a one-year term terminating on October 12, 2006, dated October 20, 2005.

10.9
Working Capital Loan Contract between Hubei Winner Textiles Co., Ltd. and Tianmen Branch of Industrial & Commercial Bank of China with a one-year term terminating on October 18, 2006, dated October 20, 2005.

10.10	Working Capital Loan Contract between Winner Industries (Shenzhen) Co., Ltd. and Longhua Branch of Industrial & Commercial Bank of China, dated September 20, 2005.

10.11	Working Capital Loan Contract between Winner Industries (Shenzhen) Co., Ltd. and Longhua Branch of Industrial & Commercial Bank of China, dated October 8, 2004.

10.12	Working Capital Loan Contract between Winner Medical & Textile Ltd. Tianmen and Tianmen Branch of Industrial & Commercial Bank of China, dated January 14, 2005.

10.13	Extension Loan Agreement between Winner Industries (Shenzhen) Co., Ltd. and Longhua Branch of Industrial & Commercial Bank of China, dated September 28, 2005.

10.14	Extension Loan Agreement between Winner Industries (Shenzhen) Co., Ltd. and Longhua Branch of Industrial & Commercial Bank of China, dated September 12, 2005.

10.15	Guarantee Contract among Shenzhen Longhua Branch of Industrial & Commercial Bank of China and guarantors identified therein, dated September 13, 2004.

10.16	Mortgage Contract of Maximum Amount between Winner Medical & Textile Ltd. Jingmen and Jingmen Branch of Industrial and Commercial Bank of China, dated June 11, 2004.

10.17	Mortgage Contract of Maximum Amount between Winner Medical & Textile Ltd. Tianmen and Tianmen Branch of Industrial and Commercial Bank of China, dated June 2, 2004.

10.18	Mortgage Contract of Maximum Amount between Hubei Winner Medical Co., Ltd. and Tianmen Branch of Industrial and Commercial Bank of China, dated August 23, 2005.

10.19	Loan Contract between Winner Medical & Textile Ltd. Yichang and Zhijiang Branch of Agricultural, dated June 16, 2005.

10.20	Loan Contract between Shenzhen Honggang Branch of China Merchants Bank and Winner Industries (Shenzhen) Co., Ltd., dated July 27, 2005.

10.21	Loan Contract between Shenzhen Honggang Branch of China Merchants Bank and Winner Industries (Shenzhen) Co., Ltd., dated July 28, 2005.

10.22	Loan Contract between Shenzhen Honggang Branch of China Merchants Bank and Winner Industries (Shenzhen) Co., Ltd., dated July 29, 2005.

10.23	Loan Contract between Shenzhen Honggang Branch of China Merchants Bank and Winner Industries (Shenzhen) Co., Ltd., August 31, 2005.

10.24	Loan Contract between Shenzhen Honggang of China Merchants Bank and Winner Industries (Shenzhen) Co., Ltd., dated October 28, 2005.

10.25	Loan Contract between Shenzhen Honggang Branch of China Merchants Bank and Winner Industries (Shenzhen) Co., Ltd., dated November 7, 2005.

10.26	Mortgage Contract of Maximum Amount between Shenzhen Honggang Branch of China Merchants Bank and Winner Industries (Shenzhen) Co., Ltd., dated June 27, 2005.

10.27	Mortgage Contract of Maximum Amount between Zhijiang Branch of Agricultural Bank of China and Winner Medical & Textile Ltd. Yichang, dated June 16, 2005.

10.28	Credit Facility Agreement between Shenzhen Honggang Branch of China Merchants Bank and Winner Industries (Shenzhen) Co., Ltd., dated June 28, 2005.

10.29	Irrevocable Letter of Guarantee Within Maximum Amount from Winner Medical & Textile Ltd. Jingmen to Shenzhen Honggang Branch of China Merchants Bank, dated June 27, 2005.

10.30	Irrevocable Letter of Guarantee Within Maximum Amount from Jianquan Li to Shenzhen Honggang Branch of China Merchants Bank, dated June 27, 2005.

10.31	Irrevocable Letter of Guarantee Within Maximum Amount from Winner Medical & Textile Ltd. Tianmen to Shenzhen Honggang Branch of China Merchants Bank, dated June 27, 2005.

10.32	Irrevocable Letter of Guarantee Within Maximum Amount from Winner Medical & Textile Ltd. Yichang to Shenzhen Honggang Branch of China Merchants Bank, dated June 27, 2005.

10.33	Factory Lease Agreement between Shenzhen Wanyinglong Investment Co., Ltd. and Winner Industries (Shenzhen) Co., Ltd., dated July 8, 2005.

10.34	Factory Lease Agreement between Shenzhen Wanyinglong Investment Co., Ltd. and Winner Industries (Shenzhen) Co., Ltd., dated July 25, 2005.

10.35	Factory Lease Agreement between Shenzhen Wanyinglong Investment Co., Ltd. and Winner Industries (Shenzhen) Co., Ltd., dated August 12, 2005.

10.36	Lease Agreement of Standard Factory between Shanghai Feizhou Test Pressure Pump Co., Ltd. and Shanghai Winner Medical Apparatus Co., Ltd., dated January 21, 2005.

10.37	Employment Agreement between Winner Industries (Shenzhen) Co., Ltd. and Hongwei Jia, dated January 1, 2005.

10.38	Employment Agreement between Winner Industries (Shenzhen) Co., Ltd. and Jiagan Chen, dated January 1, 2005.

10.39	Employment Agreement between Winner Industries (Shenzhen) Co., Ltd. and Jianquan Li, dated January 1, 2005.

10.40	Employment Agreement between Winner Industries (Shenzhen) Co., Ltd. and Xiuyuan Fang, dated January 1, 2005.

10.41	Equity Transfer and Capital Increase Agreement between Winner Group Limited and Lohmann & Rauscher Limited, Hong Kong, dated April 8, 2005.

14	Code of Ethics.

16.1	Letter from S. W. Hatfield regarding the change in certifying accountants.

99.1	Press Release of Las Vegas Resorts Corporation.

* All exhibits were previously filed with our Current Report on Form 8-K filed on  December 19, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Winner Medical Group Inc.

Date: January 25, 2007

/s/    Jianquan Li

Jianquan Li

WINNER MEDICAL GROUP INC. Consolidated Financial Statements For the years ended September 30, 2005, 2004 and 2003

WINNER MEDICAL GROUP INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F1-F2
Consolidated Balance Sheets	F3
Consolidated Statements of Income	F4
Consolidated Statements of Shareholders’ Equity	F5
Consolidated Statements of Cash Flows	F6
Notes to Consolidated Financial Statements	F7-F18

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Winner Medical Group Inc.

We have audited the accompanying consolidated balance sheets of Winner Medical Group Inc. and subsidiaries (the “Company”) as of September 30, 2005 and 2004, and the related consolidated statements of income and comprehensive income, shareholders' equity and cash flows for each of the two years in the period ended September 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designed audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Winner Medical Group Inc. and subsidiaries as of September 30, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the two years in the period ended September 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

BDO McCabe Lo Limited

Hong Kong, December 20, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Winner Medical Group Inc.

We have audited the accompanying consolidated balance sheet of Winner Medical Group Inc. and subsidiaries (the “Company”) as of September 30, 2003, and the related consolidated statements of income and comprehensive income, shareholders' equity and cash flows for the year ended September 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designed audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Winner Medical Group Inc. and subsidiaries as of September 30, 2003, and the consolidated results of their operations and their cash flows for year ended September 30, 2003 in conformity with accounting principles generally accepted in the United States of America.

BDO McCabe Lo Limited
Hong Kong, October 20, 2006

WINNER MEDICAL GROUP INC.

CONSOLIDATED BALANCE SHEETS

	September 30,
	2005	2004	2003
	US$	US$	US$

ASSETS
Current assets:
Cash and cash equivalents	2,650,867	1,544,131	1,626,146
Accounts receivable, less allowances for doubtful accounts of US$12,643, US$7,470 and US$Nil at September 30, 2005, 2004 and 2003, respectively	8,257,923	5,548,928	5,347,503
Amounts due from affiliated companies	116,804	186,410	147,427
Inventories	10,476,534	8,706,868	7,076,118
Prepaid expenses and other current assets	4,268,072	2,695,511	4,237,981
Income taxes recoverable	57,649	54,547	28,621
Total current assets	25,827,849	18,736,395	18,463,796

Property, plant and equipment, net	26,834,824	25,713,232	20,625,598
Investment in an equity investee	1,009,318	-	-
Intangible assets, net	38,288	34,259	16,558
Prepaid expenses	219,125	89,792	-
Deferred tax assets	294,021	239,112	120,004
Total assets	54,223,425	44,812,790	39,225,956

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term bank loans	8,773,881	8,179,292	6,524,103
Notes payable	-	362,450	628,247
Accounts payable	3,490,047	2,583,534	2,899,946
Accrued payroll and employee benefits	1,150,036	769,806	460,117
Customer deposits	99,994	140,643	881,929
Other accrued liabilities	2,279,845	2,585,858	2,749,331
Amount due to a shareholder	168,817	971,767	105,010
Amounts due to affiliated companies	255,611	223,907	667,074
Dividend payable	1,872,750	-	-
Income taxes payable	576,157	396,361	53,560
Total current liabilities	18,667,138	16,213,618	14,969,317

Deferred tax liabilities	37,271	15,099	68,865
Total liabilities	18,704,409	16,228,717	15,038,182

Commitments and contingencies

Minority interests	1,164,186	969,904	965,097

Shareholders’ equity:
Ordinary shares, par value $0.001 per share; authorized 495,000,000 shares, shares issued and outstanding 36,991,105 shares	36,991	36,991	36,991
Additional paid-in capital	19,020,848	19,020,848	19,020,848
Retained earnings	14,104,400	8,090,246	3,899,880
Statutory reserves	471,850	466,084	264,958
Accumulated other comprehensive income	720,741	-	-
Total shareholders’ equity	34,354,830	27,614,169	23,222,677
Total liabilities and shareholders’ equity	54,223,425	44,812,790	39,225,956

See accompanying notes to consolidated financial statements.

WINNER MEDICAL GROUP INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Year ended September 30,
	2005	2004	2003
	US$	US$	US$

Net sales	58,357,129	44,281,465	31,750,491

Cost of sales	(42,059,663)	(32,814,282)	(22,990,021)
Gross profit	16,297,466	11,467,183	8,760,470

Other operating income(expenses), net	296,117	298,536	157,684
Selling, general and administrative expenses	(8,830,775)	(6,630,596)	(6,142,609)

Income from operations	7,762,808	5,135,123	2,775,545
Gain on disposal of a subsidiary	1,049,239	-	-
Interest income	12,009	6,582	3,736
Interest expense	(470,776)	(459,945)	(333,021)
Share of undistributed earnings in an equity investee	9,108	-	-
Income before income taxes and minority interests	8,362,388	4,681,760	2,446,260

Income taxes	(446,146)	(285,462)	(115,118)
Income before minority interests	7,916,242	4,396,298	2,331,142

Minority interests	(23,572)	(4,807)	(8,381)
Net income	7,892,670	4,391,491	2,322,761

Other comprehensive income
Foreign currency translation difference	720,741	-	-

Comprehensive income	8,613,411	4,391,491	2,322,761

Net income per share - basic and diluted	0.21	0.12	0.06

Weighted average ordinary shares outstanding - basic and diluted	36,991,105	36,991,105	36,991,105

See accompanying notes to consolidated financial statements.

WINNER MEDICAL GROUP INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Ordinary share		Additional			Accumulated other	Total Share-
	Shares		paid-in	Retained	Statutory	comprehensive	holders’
	outstanding	Amount	capital	earnings	reserves	income	equity
		US$	US$	US$	US$	US$	US$

Balance at September 30, 2002	36,991,105	36,991	13,728,926	2,263,270	88,327	-	16,117,514
Capital contribution in form of cash, plant and machinery	-	-	5,291,922	-	-	-	5,291,922
Net income	-	-	-	2,322,761	-	-	2,322,761
Transfer to statutory reserves	-	-	-	(176,631)	176,631	-	-
Dividends	-	-	-	(509,520)	-	-	(509,520)
Balance at September 30, 2003	36,991,105	36,991	19,020,848	3,899,880	264,958	-	23,222,677
Net income	-	-	-	4,391,491	-	-	4,391,491
Transfer to statutory reserves	-	-	-	(201,126)	201,126	-	-
Balance at September 30, 2004	36,991,105	36,991	19,020,848	8,090,246	466,084	-	27,614,169
Net income	-	-	-	7,892,670	-	-	7,892,670
Foreign currency translation difference	-	-	-	-	-	720,741	720,741
Transfer to statutory reserves	-	-	-	(5,766)	5,766	-	-
Dividends	-	-	-	(1,872,750)	-	-	(1,872,750)
Balance at September 30, 2005	36,991,105	36,991	19,020,848	14,104,400	471,850	720,741	34,354,830

See accompanying notes to consolidated financial statements.

WINNER MEDICAL GROUP INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended September 30,
	2005	2004	2003
	US$	US$	US$
Cash flows from operating activities
Net income	7,892,670	4,391,491	2,322,761
Adjustment to reconcile net income to net cash from
operating activities:
Depreciation and amortization of property, plant and equipment	2,603,386	2,859,703	2,489,586
Impairment for property, plant and equipment	160,649	-	-
Amortization of intangible assets	4,078	2,960	139
Deferred tax	(27,309)	(172,872)	(24,962)
Gain on disposal of a subsidiary	(1,165,821)	-	-
Loss on disposal of property, plant and equipment	178,548	89,984	454,972
Minority interests	23,572	4,807	8,381
Share of undistributed earnings in an equity investee	(9,108)	-	-
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(2,612,217)	(201,425)	(2,919,454)
Amount due from affiliated companies	73,863	(38,983)	(147,427)
Inventories	(1,754,970)	(1,630,750)	(1,142,514)
Prepaid expenses and other current assets	(1,516,580)	1,542,470	(1,399,565)
Income taxes recoverable	(1,856)	(54,547)	(28,621)
Non-current prepaid expenses	(127,282)	(89,792)	-
Notes payable	(370,727)	362,450	507,430
Accounts payable	903,778	(944,659)	978,742
Accrued payroll and employee benefits	372,046	309,689	(56,222)
Customer deposits	(43,861)	(741,286)	644,790
Other accrued liabilities	(439,848)	31,045	141,858
Amount due to affiliated companies	26,591	(443,167)	515,033
Income taxes payable	170,744	233,438	(336)
Net cash generated from operating activities	4,340,346	5,510,556	2,344,591

Cash flows from investing activities
Purchase of property, plant and equipment	(5,666,278)	(8,341,112)	(3,151,141)
Proceeds from disposal of property, plant and equipment	210,161	303,791	-
Increase in intangible assets	(7,325)	(20,661)	(16,697)
Proceeds from disposal of a subsidiary, net of cash disposed	2,373,542	-	-
Net cash used in investing activities	(3,089,900)	(8,057,982)	(3,167,838)

Cash flows from financing activities
Proceeds from bank borrowings	7,661,699	13,412,445	7,913,495
Repayment of bank borrowings	(7,253,899)	(11,813,791)	(6,353,282)
Amount due to a shareholder	(825,142)	866,757	(652,794)
Amount due to an affiliated company	-	-	(3,415,516)
Proceeds from minority interest	148,560	-	-
Capital contribution	-	-	4,887,798
Dividends paid	-	-	(293,646)
Net cash generated from (used in) financing activities	(268,782)	2,465,411	2,086,055

Effect of foreign currencies on cash flows	125,072	-	-

Net increase (decrease) in cash and cash equivalents	1,106,736	(82,015)	1,262,808
Cash and cash equivalents, beginning of year	1,544,131	1,626,146	363,338
Cash and cash equivalents, end of year	2,650,867	1,544,131	1,626,146

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	470,776	459,945	210,721
Income taxes	306,474	279,444	57,231

See accompanying notes to consolidated financial statements.

WINNER MEDICAL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2005, 2004 and 2003

1. Organization and Basis of Preparation of Financial Statements

Winner Medical Group Inc. (formerly known as Las Vegas Resorts Corporation, HDH Industries, Inc. and Birch Enterprises, Inc.) (“Winner Medical” or “the Company”) was originally incorporated in August 1986 in accordance with the Laws of the State of Nevada under the name of Birch Enterprises, Inc. In October 1986, the Company changed its name to HDH Industries, Inc. The Company was initially formed as a "blank check" entity for the purpose of seeking a merger, acquisition or other business combination transaction with a privately owned entity seeking to become a publicly-owned entity.

On September 14, 1987, the Company consummated a business combination transaction, pursuant to an Agreement and Plan of Reorganization (Agreement) with Las Vegas Resorts Investments whereby Las Vegas Resorts Investments became a wholly-owned subsidiary of the Company. Concurrent with this transaction, the Company changed its name to Las Vegas Resorts Corporation.

The Company completed a public offering of its common stock pursuant to a Registration Statement on Form S-18 (Registration No. 33-10513-LA) during 1989.

On January 25, 2005, the Company experienced a change in control when the then controlling shareholder, Forrest J. Woodward, II sold 213,019,552 shares (or approximately 56.52%) of the then issued and outstanding shares to Glenn A. Little.

On August 26, 2005, the Company filed a Schedule 14C - Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, notifying its shareholders that holders of approximately 56.52% of the Company's outstanding shares of common stock signed a written consent approving the amendment of the Company's Articles of Incorporation to effect the one-for-fifteen hundred reverse stock split, on or about September 12, 2005. As a result of the reverse split, the total number of issued and outstanding shares of the common stock was reversed from 376,862,000 shares to 252,271 shares. The effect of this action is reflected in the accompanying financial statements as of the first day of the first period presented.

On November 4, 2005, Glenn A. Little settled an outstanding promissory note in the amount of $60,000, inclusive of debts assumed by Mr. Little, $25,000 cash previously advanced for operating purposes and accrued interest payable on the initial $25,000 debt, for 240,000 shares of post-reverse split restricted, unregistered shares of common stock.

On November 4, 2005, the Company consummated a private placement of common stock with Halter Financial Investments, L. P. for the sale of 1,070,000 registered shares. This transaction resulted in a change in control of the Company.

On December 16, 2005, the Company completed a reverse acquisition transaction with Winner Group Limited (“Winner”), a Cayman Islands corporation, whereby the Company issued to the shareholders of Winner 42,280,840 shares of common stock in exchange for all of the issued and outstanding shares of Winner. Winner thereby became the Company’s wholly owned subsidiary and the former shareholders of the Company (“Shareholders”) became the Company’s controlling shareholders. This share exchange transaction resulted in those Shareholders obtaining a majority voting interest in the Company. Generally accepted accounting principles require that the company whose shareholders retain the majority interest in a combined business be treated as the acquirer for accounting purpose, resulting in a reverse acquisition. Accordingly, the share exchange transaction has been accounted for as a recapitalization of the Company. The equity section of the accompanying financial statements have been restated to reflect the recapitalization of the Company due to the reverse acquisition as of the first day of the first period presented. Prior to the consummation of the share exchange with the Company, Winner completed a private placement of its ordinary shares to 15 accredited investors, which were then exchanged for 5,289,735 shares of common stock in the Company, raising US$10,400,000 in gross proceeds. A further 793,260 of the Company’s shares were issued for US$1,600,000 in gross proceeds. As a result of the above stock issue, the Company raised a total of US$12,000,000 in gross proceeds, which left the Company with US$10,913,196 in net proceeds after the deduction of US$1,117,484 offering expenses. On April 19, 2006, a total of 40,800 of the Company’s shares, based on the terms “buy 1 get 1 free”, were issued to employees for US$177,480 in gross proceeds.

The financial year end date of the Company has also been changed from July 31 to September 30 with effect from February 13, 2006. On February 13, 2006, the Company changed its name to Winner Medical Group Inc.

Winner Group Limited is a limited liability company registered under the laws of the Cayman Islands and was incorporated in Cayman Islands on April 8, 2003.  On July 1, 2003, the major shareholder of Winner contributed all of his equity interest in 11 entities to Winner. Winner then became the holding company of the reorganized group with a total of 11 subsidiaries. The transaction was a group reorganization entered into among entities under common control. The reorganization was treated similar to the pooling of interest method with carry over basis.

The principal activities of the Company and its subsidiaries consist of research and development, manufacturing and trading of medical dressings and medical disposables. All activities of the Group are principally conducted by subsidiaries operating in the People’s Republic of China (“PRC”).

WINNER MEDICAL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2005, 2004 and 2003

2. Summary of Significant Accounting Policies

Principles of consolidation-The consolidated financial statements, prepared in accordance with generally accepted accounting principles in the United States of America, include the assets, liabilities, revenues, expenses and cash flows of the Company and all its subsidiaries. All significant intercompany accounts, transactions and cash flows are eliminated on consolidation.

Equity investments, in which the Company exercises significant influence but does not control and is not the primary beneficiary, are accounted for using the equity method. The Company regularly reviews its investments to determine whether a decline in fair value below the cost basis is other than temporary.

Intangible assets- Trademarks are measured initially at cost and amortized on a straight-line basis over their estimated useful lives, which is on average ten years.

Cash and cash equivalents-Cash and cash equivalents include cash on hand, cash accounts, interest bearing savings accounts and time certificates of deposit with a maturity of three months or less when purchased.

Inventories-Inventories are stated at the lower of cost or market, determined by the weighted average method. Work-in-progress and finished goods inventories consist of raw materials, direct labor and overhead associated with the manufacturing process.

Trade accounts receivable-Trade accounts receivable are stated at the amount management expects to collect from balances outstanding at year-end. Based on management's assessment of the credit history with customers having outstanding balances and current relationships with them, it has concluded that realization losses on balances outstanding at year-end will be immaterial.

Allowances for doubtful accounts receivable balances are recorded when circumstances indicate that collection is doubtful for particular accounts receivable or as a general reserve for all accounts receivable. Management estimates such allowances based on historical evidence such as amounts that are subject to risk. Accounts receivable are written off if reasonable collection efforts are not successful.

Property, plant and equipment-Property, plant and equipment are stated at cost including the cost of improvements. Maintenance and repairs are charged to expense as incurred. Assets under construction are not depreciated until construction is completed and the assets are ready for their intended use. Depreciation and amortization are provided on the straight-line method based on the estimated useful lives of the assets as follows:

Leasehold land and buildings	30 -50 years
Plant and machinery	10-12 years
Furniture, fixtures and equipment	5 - 8 years
Motor vehicles	5 - 8 years
Leasehold improvements	Over the lease term

Valuation of long-lived assets-The Company periodically evaluates the carrying value of long-lived assets to be held and used, including intangible assets subject to amortization, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

Revenue recognition-Sales of goods are recognized when goods are shipped and title of goods sold has passed to the purchaser. Customers do not have a general right of return on products shipped. Products returns to the Company were insignificant during past years.

Comprehensive income-Accumulated other comprehensive income represents foreign currency translation adjustments and is included in the consolidated statement of shareholders’ equity.

Shipping and handling cost-Shipping and handling costs related to delivery of finished goods are included in selling expenses. During the year ended September 30, 2005, 2004 and 2003, shipping and handling costs expensed to selling expenses were US$3,951,944, US$2,984,961 and US$2,785,458, respectively.

WINNER MEDICAL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2005, 2004 and 2003

2. Summary of Significant Accounting Policies - Continued

Research and development costs-Research and development costs are charged to expense when incurred and are included in operating expenses. During the years ended September 30, 2005, 2004 and 2003, research and development costs expensed to operating expenses were approximately US$855,000, US$312,000 and US$8,000 respectively.

Income taxes-Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Any tax paid by subsidiaries during the year is recorded. Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. Deferred income tax liabilities or assets are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and the financial reporting amounts at each year end. A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

Foreign currency translation-The consolidated financial statements of the Company are presented in United States Dollars (“US$”). Transactions in foreign currencies during the year are translated into US$ at the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into US$ at the exchange rates prevailing at that date. All transaction differences are recorded in the income statement.

The Company’s subsidiaries in the PRC have their local currency, Renminbi (“RMB”), as their functional currency. On consolidation, the financial statements of the Company’s subsidiaries in PRC are translated from RMB into US$ in accordance with SFAS No. 52, "Foreign Currency Translation". Accordingly all assets and liabilities are translated at the exchange rates prevailing at the balance sheet dates and all income and expenditure items are translated at the average rates for each of the years. The exchange rate between the Renminbi and the US$ and used for the years ended September 30, 2005, 2004 and 2003 were RMB8.0922 to US$1.00, RMB8.277 to US$1.00 and RMB8.277 to US$1.00, respectively.

Fair Value of Financial Instruments- The carrying amounts of cash and cash equivalents, accounts and bills receivable, deposits and other receivable and other current assets, bank loans, accounts payable and other current and long term liabilities are reasonable estimates of their fair values. All the financial instruments are for trade purposes. Fair value of the amounts due to or from affiliates and shareholder cannot be readily determined because of the nature of the related party transactions.

Derivative financial instruments-The Company’s subsidiaries in the PRC utilize their local currency as their functional currency. The functional currency is used to pay material purchased, labor and other operating costs. However, these subsidiaries have client contracts wherein revenue is invoiced and collected in US$. Since the management foresees that RMB will appreciate against US$, the Company has contracted with a commercial bank to hedge for future trade receipts as an economic hedge against its future US$ denominated cash flows. These contracts generally expire within one to six months. The foreign exchange forward contracts entered into by the Company are not designated as hedge instruments under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities” and, accordingly, any changes in fair value of such contracts are reflected in earnings.

The Company does not use derivative financial instruments for speculative or trading purposes, nor does it hold or issue leveraged derivative financial instruments.

Post-retirement and post-employment benefits-The Company’s subsidiaries contribute to a state pension scheme in respect of their PRC employees. Other than the above, neither the Company nor its subsidiaries provide any other post-retirement or post-employment benefits.

Net income per share-Basic net income per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted net income per share gives effect to all dilutive potential ordinary shares outstanding during the period. The weighted average number of ordinary shares outstanding is adjusted to include the number of additional ordinary shares that would have been outstanding if the dilutive potential ordinary shares had been issued. At September 30, 2005, 2004 and 2003 there were no potentially dilutive shares or common stock equivalents.

Basic and diluted net income per share calculated in accordance with SFAS No. 128, "Earnings Per Share", are reconciled as follows:

	Year ended September 30,
	2005	2004	2003
	US$	US$	US$
Net income	7,892,670	4,391,491	2,322,761
Basic and diluted weighted average ordinary shares outstanding	36,991,105	36,991,105	36,991,105
Basic and diluted net income per share	0.21	0.12	0.06

WINNER MEDICAL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2005, 2004 and 2003

2. Summary of Significant Accounting Policies - Continued

Use of estimates-The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates relate to allowance for uncollectible accounts receivable, inventory obsolescence, asset impairment, depreciation and useful lives, taxes and contingencies. These estimates may be adjusted as more current information becomes available and any adjustment could be significant. Actual results could differ from those estimates.

Recent changes in accounting standards-In November 2004, the Financial Accounting Statements Board (FASB) issued SFAS Statement No. 151, “Inventory Costs,” an amendment of the Accounting Research Bulletin (ARB) No. 43, Chapter 4. Under FASB Statement No. 151, all abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The adoption of this pronouncement did not expect to have a material impact on the Company’s consolidated financial statements, results of operations, or cash flows.

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment”. SFAS 123(R) is a revision of SFAS No., 123, “Accounting for Stock Based Compensation,” and supersedes Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees.” Among other items SFAS 123(R) eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements. The Company began recognizing compensation expense for the fair value of stock-based compensation in its financial statements in accordance with SFAS 123 in 2003. The effective date of SFAS 123 (R) is the first annual reporting period beginning after June 15, 2005. The adoption of SFAS 123 (R) is not expected to have a material impact on the Company’s financial position, results of operations or cash flow.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 did not have a material impact on the Company's financial statements or results of operations.

In March 2005, the SEC staff issued additional guidance on SFAS 123 (R) in the form of Staff Accounting Bulletin (“SAB”) No. 107. SAB 107 was issued to assist preparers by simplifying some of the implementation challenges of FAS 123 (R) while enhancing the information that investors receive SAB 107 creates a framework that is premised on two themes: (a) considerable judgment will be required by preparers to successfully implement FAS 123 (R), specifically when valuing employee stock options; and (b) reasonable individuals, acting in good faith, may conclude differently on the fair value of employee share options. Key topics covered by SAB 107 include: (a) valuation models - SAB 107 reinforces the flexibility allowed by FAS 123 (R) to choose an option-pricing model that meets the standard’s fair value measurement objective; (b) expected volatility - the SAB provides guidance on when it would be appropriate to rely exclusively on either historical or implied volatility in estimating expected volatility; and (c) expected term - the new guidance includes examples and some simplified approaches to determining the expected term under certain circumstances. The Company will apply the principles of SAB 107 in conjunction with its adoption of SFAS 123 (R) but does not believe its adoption will have material impact on the Company’s financial statements or results of operations.

In March 2005, FASB issued FASB Interpretation (“FIN”) No. 47, ”Accounting for Conditional Asset Retirement Obligations.” FIN 47 clarifies that the term “Conditional Asset Retirement Obligation” as used in FASB Statement No. 143, “Accounting for Asset Retirement Obligation,” refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, an entity is required to recognize a liability for the fair value of a Conditional Asset Retirement Obligation if the fair value of the liability can be reasonably estimated. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. Management does not believe the adoption of FIN 47 will have a material affect on the Company’s financial position, results of operations or cash flows.

In May 2005, the Financial Accounting Standards Board (“FASB”) SFAS No. 154, Accounting Changes and Error Corrections (“SFAS No. 154”), which replaces Accounting Principles Board Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principles. It requires retrospective application to prior periods’ financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact on the Company’s operations will depend on future accounting pronouncements or changes in accounting principles.

WINNER MEDICAL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2005, 2004 and 2003

2. Summary of Significant Accounting Policies - Continued

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which amends SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, and improves the financial reporting of certain hybrid financial instruments by requiring more consistent accounting that eliminates exemptions and provides a means to simplify the accounting for these instruments. Specifically, SFAS 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company is currently assessing the impact of the statement on the Company’s consolidated financial statements.

In June 2006, the FASB ratified the consensus reached by EITF on Issue No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That is, Gross versus Net Presentation) (“EITF 06-3”). EITF 06-3, includes any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer and may include, but is not limited to, sales, use, value added, and some excise taxes. EITF 06-3 concludes that the presentation of taxes on either a gross basis (included in revenues and costs) or a net basis (excluded from revenues) is an accounting policy decision that should be disclosed. In addition, for any such taxes that are reported on a gross basis, a company should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. The provisions of EITF 06-0 should be applied to financial reports for interim and annual reporting periods beginning after December 15, 2006, with earlier adoption permitted. The company is currently evaluating the provisions of EITF 06-3.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This interpretation is effective for fiscal years beginning after December 15, 2006, with earlier adoption permitted. The company is currently evaluating the provisions of FIN 48.

WINNER MEDICAL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2005, 2004 and 2003

3. Inventories

Inventories by major categories are summarized as follows:

	September 30,
	2005	2004	2003
	US$	US$	US$

Raw materials	4,589,013	3,275,679	2,557,457
Work in progress	3,193,074	2,320,875	1,799,554
Finished goods	2,824,286	3,166,186	2,772,704
	10,606,373	8,762,740	7,129,715
Less: allowances for slowing moving items	(129,839)	(55,872)	(53,597)
	10,476,534	8,706,868	7,076,118

4. Property, Plant and Equipment

Property, plant and equipment consist of the following:

	September 30,
	2005	2004	2003
	US$	US$	US$
At cost:
Leasehold land and buildings	16,649,795	14,495,431	12,797,154
Plant and machinery	14,806,958	12,468,961	9,491,765
Furniture, fixtures and equipment	776,769	470,256	330,080
Motor vehicles	539,186	444,839	394,659
Leasehold improvements	1,224,362	1,036,358	816,488
Total	33,997,070	28,915,845	23,830,146

Less: accumulated depreciation and amortization	(7,337,055)	(5,652,541)	(3,720,032)
Less: impairment on plant and machinery	(160,649)	-	-
Construction in progress	335,458	2,449,928	515,484
Net book value	26,834,824	25,713,232	20,625,598

All the land in the PRC is owned by the PRC government. The government, according to PRC laws, may grant to entities the right to use of land for a specified period of time. Thus all of the Company’s land purchased in the PRC is considered to be leasehold land and amortized on a straight-line basis over the respective term of the right to use the land.

Construction in progress is stated at cost, which includes the cost of construction and other direct costs attributable to the construction. No provision for depreciation is made on construction in progress until such time as the relevant assets are completed and put into use. Construction in progress at September 30, 2006 and 2005, represents machinery under installation or quality inspection stages.

5. Credit facilities and pledged assets

The Company’s subsidiary in Shenzhen has credit lines with China Merchants Bank representing trade acceptances, loans and overdrafts. As of September 30, 2005 these facilities totaled RMB25,000,000, equivalent to US$3,089,395. The maturities of these facilities are generally up to July 12, 2006. The total unused credit lines as of September 30, 2005 was US$61,788. For other bank loans obtained by the Company, there were no unused credit lines. The weighted average interest rates on short-term borrowings as of September 30, 2005, 2004 and 2003 were 5.24%, 5.07% and 5.07% per annum, respectively. There are no significant covenants or other financial restrictions relating to the Company’s facilities except that at September 30, 2005, 2004 and 2003, leasehold land and buildings, plant and machinery with net book value of US$3,790,720, US$2,962,447 and US$2,958,143, respectively, have been pledged as collateral for the above facilities.

WINNER MEDICAL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2005, 2004 and 2003

5. Credit facilities and pledged assets- Continued

As of September 30, 2005, 2004 and 2003, the Company has the following short-term bank loans:

	September 30,
	2005	2004	2003
	US$	US$	US$

Bank loans repayable within one year	8,773,881	8,179,292	6,524,103

Original currency in Chinese Renminbi	71,000,000	67,700,000	54,000,000

Bank loans as of September 30, 2005 consist of the following:

Loan	Loan period	Interest rate	Secured by	2005
				US$
A	2005-9-12 to 2006-3-11	5.76%	Property , plant & machinery	494,303
B	2005-9-28 to 2006-3-27	5.76%	Property , plant & machinery	494,303
C	2004-10-28 to 2005-10-27	4.43%	Property , plant & machinery	247,152
D	2005-4-19 to 2005-10-19	5.22%	Property , plant & machinery	617,879
E	2005-4-25 to 2005-10-25	5.22%	Property , plant & machinery	370,727
F	2005-7-27 to 2006-1-27	5.22%	Property , plant & machinery	617,879
G	2005-7-28 to 2006-1-28	5.22%	Property , plant & machinery	617,879
H	2005-7-29 to 2005-12-29	5.22%	Property , plant & machinery	494,303
I	2005-8-31 to 2006-2-28	5.22%	Property , plant & machinery	308,939
J	2005-6-16 to 2006-6-16	8.37%	Land use rights	247,152
K	2005-1-13 to 2006-1-13	5.58%	Land use rights	247,152
L	2004-7-26 to 2005-7-26	5.31%	Land use rights	2,780,455
M	2005-7-4 to 2005-11-4	5.22%	Land use rights	1,235,758
				8,773,881

Loan L was subsequently settled by the Company on October 19, 2005.

6. Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of the following:

	September 30,
	2005	2004	2003
	US$	US$	US$
Value added tax receivable	1,601,332	1,353,612	2,148,284
Deferred expenditure	410,879	102,542	102,626
Advance to suppliers	1,548,493	893,271	1,121,127
Others	707,368	346,086	865,944
	4,268,072	2,695,511	4,237,981

7. Investment in an Equity Investee

	September 30,
	2005	2004	2003
	US$	US$	US$
Investment cost	1,045,130	-	-
Share of undistributed earnings (accumulated losses)	(35,812)	-	-
	1,009,318	-	-

The Company holds a 40% equity interest in L+L Healthcare Hubei Co. Ltd. (“L+L”), a wholly foreign owned enterprise established in the PRC. The Company originally owned 100% of L+L. On February 28, 2005, the Company disposed 60% of the interest in L+L to a third party at the consideration of US$2,400,000 with a gain of US$1,165,821. The related tax payable of gain on disposal of investment is US$116,582. At the time of disposal, the accumulated losses shared by the Company was US$44,920.

The amount due to an equity investee is unsecured, interest free and with no fixed repayment terms.

WINNER MEDICAL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2005, 2004 and 2003

8. Intangible Assets

	September 30,
	2005	2004	2003
	US$	US$	US$

Trademark, cost	45,536	37,358	16,697
Less: accumulated amortization	(7,248)	(3,099)	(139)
Net book value	38,288	34,259	16,558

9. Other Accrued Liabilities

Other accrued liabilities consist of the following:

	September 30,
	2005	2004	2003
	US$	US$	US$

Temporary receipt	446,358	463,432	159,881
Transportation costs	185,746	413,657	596,401
Accrued expenses	305,367	172,890	381,940
Deposit received	35,837	28,754	56,475
Commission payable	188,763	441,573	251,149
Value added tax payable	130,102	67,087	88,459
Withholding tax payable	116,582	-	-
Security deposits	103,175	102,853	-
Other loans	558,987	202,783	533,852
Others	208,928	692,829	681,174
	2,279,845	2,585,858	2,749,331

10. Income Taxes

United States

The Company is incorporated in the United States of America and is subject to United States of America tax law. No provision for income taxes have been made as the Company has no taxable income for the years. The applicable income tax rate for the Company for the years ended September 30, 2005, 2004 and 2003 is 34%.

Cayman Islands

Winner Group Limited, a wholly owned subsidiary of the Company, is incorporated in the Cayman Islands and, under the current laws of the Cayman Islands, is not subject to income taxes.

Hong Kong

Winner Medical International Trading Co., Ltd., a wholly owned subsidiary of the Company, is incorporated in Hong Kong and is subject to Hong Kong profits tax. The Company is subject to Hong Kong taxation on its activities conducted in Hong Kong and income arising in or derived from Hong Kong. No provision for profits tax has been made as the subsidiary has no net assessable income for the year/period. The applicable statutory tax rate for the years ended September 30, 2005 and 2004 is 17.5%. The applicable statutory tax rate for the year ended September 30, 2003 is 16%.

WINNER MEDICAL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2005, 2004 and 2003

10. Income Taxes - Continued

PRC

Enterprise income tax in PRC is generally charged at 33%, in which 30% is for national tax and 3% is for local tax, of the assessable profit. All the subsidiaries of the Company in PRC have applied for the exemption for the local tax. For foreign investment enterprises established in a Special Economic Zone or Coastal Open Economic Zone, where the subsidiaries of the Company are located, and which are engaged in production-oriented activities, the national tax rate could be reduced to 15% or 24% respectively. The Company’s subsidiaries incorporated in PRC are subject to PRC enterprises income tax at the applicable tax rates on the taxable income as reported in their Chinese statutory accounts in accordance with the relevant enterprises income tax laws applicable to foreign enterprises. Pursuant to the same enterprises income tax laws, the subsidiaries are fully exempted from PRC enterprises income tax for two years starting from the first profit-making year, followed by a 50% tax exemption for the next three years. For those foreign enterprises established in the middle west of PRC, a 50% tax exemption is granted for a further three years after the tax holiday and concession stated above. On the other hand, export-oriented enterprise, which exports sales contributed over 70% of the total sales, can enjoy a lower tax rate of 10%.

According to the PRC’s applicable income tax laws, regulations, notices and decisions related to foreign investment enterprises and their investors, income such as dividends and profits distribution from the PRC derived from a foreign enterprise which has no establishment in the PRC is subject to a 10% withholding tax.

Foreign enterprises in Shenzhen, PRC, are also eligible for a refund of tax paid for 40% of the purchase amount of domestic machinery in that year, if the enterprises income tax for the year of acquisition is higher than that of the previous year. During the years ended September 30, 2005, 2004 and 2003, the Company recorded a benefit relating to its decision to reinvest earnings of its Chinese subsidiaries totaling US$210,616, US$Nil and US$212,912, respectively.

Had all of the above tax holidays and refunds not been available, the tax charge would have been higher by US$639,032, US$70,623 and US$287,406 and the basic and diluted net income per share would have been lower by US$0.02, US$Nil and US$0.01 for the years ended September 30, 2005, 2004 and 2003, respectively.

The provision for income taxes consists of the following:

	Year ended September 30,
	2005	2004	2003
	US$	US$	US$

Current tax
- PRC	473,455	458,336	166,256
Deferred tax	(27,309)	(172,874)	(51,138)
	446,146	285,462	115,118

A reconciliation between the provision for income taxes computed by applying the statutory tax rate in PRC to income before income taxes and the actual provision for income taxes is as follows:

	Year ended September 30,
	2005	2004	2003
	US$	US$	US$

Tax calculated at domestic statutory rate of 33%	2,759,588	1,544,981	1,058,059
Effect of different tax rates in various jurisdictions	(1,546,767)	(1,026,403)	(694,338)
Tax holidays and concessions	(639,032)	(70,623)	(287,406)
Tax effect of expenses not deductible for tax purpose	27,104	25,341	140,189
Tax effect of revenue not subject to tax	(170,701)	(204,264)	(51,533)
Tax effect of tax loss not utilized	12,197	4,382	-
Others	3,757	12,048	(49,853)
	446,146	285,462	115,118

WINNER MEDICAL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2005, 2004 and 2003

10. Income Taxes - Continued

The amount of deferred tax assets recognized is as follows:

	September 30,
	2005	2004	2003
	US$	US$	US$

Future benefit of tax losses	178,985	160,062	64,717
Temporary differences in property, plant and equipment	39,495	(37,959)	11,492
Temporary differences in accrued liabilities	15,541	63,982	43,795
Temporary differences in inventories	60,000	53,027	-
Deferred tax assets	294,021	239,112	120,004

The amount of deferred tax liabilities recognized is as follows:

	September 30,
	2005	2004	2003
	US$	US$	US$

Temporary differences in property, plant and equipment	46,673	-	84,283
Temporary differences in accrued liabilities	16,715	5,140	(17,823)
Temporary differences in inventories	(26,117)	9,959	2,406
Deferred tax liabilities	37,271	15,099	68,866

11. Related Party Transactions

During the year ended September 30, 2005, the Company sold goods to L+L Healthcare Hubei Co., Ltd., an equity investee, amounting to US$83,013 and purchased goods from it amounting to US$444,553. As of September 30, 2005, amount due to the equity investee was US$107,914.

During the years ended September 30, 2005 and 2004, the Company purchased goods from Safe Secure Packing (Shenzhen) Co., Ltd. amounting to US$1,007,675 and US$415,793 respectively. Mr. Jianquan Li, director of the Company, has a controlling interest in Safe Secure Packing (Shenzhen) Co., Ltd. during the periods. As of September 30, 2005 and 2004, the outstanding net balances due to Safe Secure Packing (Shenzhen) Co., Ltd. were US$147,697 and US$5,270, respectively.

During the years ended September 30, 2005, 2004 and 2003, the Company sold goods to Kangsoon Import & Export Trading Co. Ltd. Shenzhen amounting to US$519,889, US$2,631,563 and US$778,056 and purchased goods from it amounting to US$963,548, US$4,243,467 and US$74,096, respectively. Mr. Xiuyuan Fang, a shareholder and a director of the Company, has a controlling interest in Kangsoon Import & Export Trading Co. Ltd. Shenzhen during the periods. As of September 30, 2005, 2004 and 2003, the outstanding balances due to Kangsoon Import & Export Trading Co. Ltd. Shenzhen were US$Nil, US$32,227 and US$199,961, respectively.

During the year ended September 30, 2005, the Company sold goods to Winner Medical & Textile (H.K.) Limited amounting to US$215,509. Mr. Jianquan Li, a shareholder and a director of the Company, has a controlling interest in Winner Medical & Textile (H.K.) Limited. As of September 30, 2005, the outstanding balance due from Winner Medical & Textile (H.K.) Limited was US$116,804.

During the year ended September 30, 2003, the Company sold goods to its customers through Winner Medical International Trading Company amounting to US$11,570,731 and purchased goods from it amounting to US$330,161. Sales commissions charged by Winner Medical International Trading Company as a result of the sales and purchases transactions made on behalf of the Company amounting to US$759,980. Mr. Jianquan Li, owner of the Company, has a controlling interest in Winner Medical International Trading Company. As of September 30, 2003, the outstanding balance due from Winner Medical International Trading Company was US$319,686.

The amounts due from/to the above affiliated companies are unsecured, interest free and payable according to the trading credit terms.

Amount due to a shareholder mainly represents advances from Mr. Jianquan Li for the acquisition of plant and machinery. The outstanding balance is unsecured, interest free and has no fixed repayment term.

WINNER MEDICAL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2005, 2004 and 2003

12. Commitments and Contingencies

Operating leases-The Company leases premises under various operating leases, with terms ranging from 1 year to 5 years. Rental expenses under operating leases included in the statement of income were US$92,416, US$30,876 and US$59,495 for the years ended September 30, 2005, 2004 and 2003, respectively. Future minimum lease payments in each of the next five years from fiscal 2006 through 2010 are US$251,260, US$366,137, US$112,513, US$74 and US$18 respectively.

The Company has also leased out some of its unused factory facilities and production line to third parties.  The Company has signed a lease agreement in 2004 and leased a factory building to a third party for a period of 10 years. In addition, the Company has also signed an airstreams carding lease agreement and leased its airstreams carding production line, factory, equipment, warehouse and ancillary facilities to an individual. The lease term is 3 years until November 1, 2007. The total minimum rental receivable is US$153,234.

Purchase obligations-The Company has signed agreements with suppliers and other parties to purchase plant and machinery with estimated non-cancelable obligations of US$2,680,527.

The Company has also entered into agreements with a construction company to construct a new factory and estimated non-cancelable obligations under these agreements are US$1,435,507.

In addition, the Company has entered into an agreement with the local government of Huang Gang to acquire a land use right in PRC at a consideration of US$1,272,831.

Foreign currency forward contract obligations-On April 27, 2005, the Company entered into several foreign currency forward contracts amounted to US$22,000,000 with a commercial bank to hedge future trade receipts in U.S. dollars against RMB. As of September 30, 2005, the total outstanding foreign currency forward contracts amounted to US$3,200,000, with nil carrying value. No adjustment has been made as of balance sheet date to restate the derivative to its fair value of US$21,846. Net exchange gain totaling US$63,992 has been credited against selling, general and administrative expenses for the year ended September 30, 2005.

Legal proceedings - A group of 388 residents residing at Jianshe South Road, Yuekou Town, Tianmen City, China vs Hubei Winner Textile Co., Ltd. and Winner Medical & Textile Co., Ltd., the Company’s subsidiaries and Winner International Trading Company, Tianfang Textile Factory and Hubei Tianfang Group Co. Ltd.. On July 12, 2004, the plaintiffs filed a lawsuit against Tianfang Textile Factory and Hubei Tianfang Group Co. Ltd. and alleged that the two parties had acquired the right to use certain land from the Plaintiffs and failed to pay off the full amount of fees agreed upon by the parties. The plaintiffs seek to recover a fee of approximately US$930,000 (RMB 7,379,230) and requested the Company to bear several and joint liabilities with the named defendants. Winner International Trading Company acquired the disputed land from Tianfang Textile Factory and Hubei Tianfang Group Co. Ltd. in 2000 and such land is currently occupied by Hubei Winner Textile Co., Ltd. and Winner Medical & Textile Co., Ltd.. On June 20, 2005, the Intermediate People’s Court of Hanjiang City, Hubei Province ruled against the plaintiffs. The plaintiffs appealed on June 30, 2005 and the case is still pending in Hubei Superior People’s Court, China. The Company is not able to predict the outcome of this action.

13. Shareholders’ Equity

Ordinary share split- In August 2005, the Company declared a 100:1 stock split in the form of a stock dividend. Shareholders’ equity has been restated to give retroactive recognition of the stock split for all periods presented by reclassifying the par value of the additional shares arising from the split from paid in capital to common stock. All references in the financial statements and notes to shares and per share amounts reflect the stock split.

14. Employee Benefits

The Company contributes to a state pension scheme organized by municipal and provincial governments in respect of its employees in PRC. The compensation expense related to this plan, which is calculated at a range of 8%-20% of the average monthly salary, was US$303,411, US$253,473 and US$219,356 for the years ended September 2005, 2004 and 2003, respectively.

According to the Mandatory Provident Fund ("MPF") legislation regulated by the Mandatory Provident Fund Schemes Authority in Hong Kong, with effect from December 1, 2000, the Company is required to participate in a MPF scheme operated by approved trustees in Hong Kong and to make contributions for its eligible employees. The contributions borne by the Company are calculated at 5% of the salaries and wages (monthly contribution is limited to 5% of HK$20,000 for each eligible employee) as calculated under the MPF legislation. The expense related to the MPF in the years ended September 30, 2005, 2004 and 2003 amounted to US$1,466, US$604 and US$Nil, respectively.

WINNER MEDICAL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2005, 2004 and 2003

15. Operating Risk

Concentrations of credit risk, major customers and suppliers -A substantial percentage of the Company’s sales are made to one customer, Sakai Shoten Co. Ltd., and are typically sold on an open account basis. The sales to this customer accounted for 23%, 30% and 11% of the total net sales for each of the three years ended September 30, 2005, 2004 and 2003 respectively.

The Company has not experienced any significant difficulty in collecting its accounts receivable in the past and is not aware of any financial difficulties being experienced by its major customers. There were bad debt expense of US$886, US$77,874 and US$Nil during the years ended September 30, 2005, 2004 and 2003 respectively.

A substantial percentage of the Company’s raw materials are purchased from one supplier, Tianmen Cotton Company. The purchases from this supplier accounted for around 11% to 15% of the total purchases for each of the three years ended September 30, 2005, 2004 and 2003 respectively.

Interest rate risk-The interest rates and terms of repayment of bank and other borrowings are disclosed in Note 5. Other financial assets and liabilities do not have material interest rate risk.

Credit risk- The Company is exposed to credit risk from its cash at bank and fixed deposits and bills and accounts receivable. The credit risk on cash at bank and fixed deposits is limited because the counterparties are recognized financial institutions. Bills and accounts receivable are subjected to credit evaluations. An allowance has been made for estimated irrecoverable amounts which has been determined by reference to past default experience and the current economic environment.

Foreign currency risk- Most of the transactions of the Company were settled in Renminbi and U.S. dollars. In the opinion of the directors, the Company would not have significant foreign currency risk exposure.

16.  Statutory reserves

According to the laws and regulations in the PRC, the Company is required to provide for certain statutory funds, namely, reserve fund, enterprise expansion fund and staff and workers’ bonus and welfare fund by an appropriation from net profit after taxation but before dividend distribution based on the local statutory financial statements of the PRC subsidiaries prepared in accordance with the accounting principles and relevant financial regulations.

The Company’s wholly owned subsidiaries in the PRC is required to allocate at least 10% of its net profit to the reserve fund until the balance of such fund has reached 50% of its registered capital. Appropriations of enterprise expansion fund and staff and workers’ bonus and welfare fund are determined at the discretion of its directors. Appropriation to staff and workers’ bonus and welfare fund is charged to expenses.

The reserve fund can only be used, upon approval by the relevant authority, to offset accumulated losses or increase capital. The enterprise expansion fund can only be used to increase capital upon approval by the relevant authority. The staff and workers’ bonus and welfare fund can only be used for special bonus or collective welfare of their employees, and assets acquired through this fund shall not be treated as assets of the Company. Accordingly, the balance of the staff and workers’ bonus and welfare is recorded as a liability of the Company.

17. Geographic Information

The Company has only one business segment, which is manufacturing and trading of medical dressings and medical disposables. The Company's sales by geographic destination are analysed as follows:

	Year ended September 30,
	2005	2004	2003
	US$	US$	US$

Europe	22,390,473	16,945,262	11,980,551
Japan	15,120,482	13,431,225	8,928,225
America	7,502,291	5,367,996	4,181,811
PRC	6,939,991	2,595,087	3,090,346
Others	6,403,892	5,941,895	3,569,558
Total net sales	58,357,129	44,281,465	31,750,491

LAS VEGAS RESORTS CORPORATION Unaudited Pro Forma Consolidated Financial Statements

LAS VEGAS RESORTS CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation

On December 16, 2005, Las Vegas Resorts Corporation entered into a Share Exchange Agreement with Winner Group Limited and its stockholders, pursuant to which the company acquired all of the issued and outstanding capital stock of Winner Group Limited in exchange for a total of 42,280,840 shares of our common stock, constituting 94.72% shares of our issued and outstanding common stock, $0.001 par value per share.

On December 16, 2005, Las Vegas Resorts Corporation completed an acquisition of Winner Group Limited pursuant to the Share Exchange Agreement. The acquisition was accounted for as a recapitalization effected by a share exchange, wherein Winner Group Limited is considered the acquirer for accounting and financial reporting purposes.

The unaudited pro forma consolidated financial statements of Las Vegas Resorts Corporation in the opinion of management include all material adjustments directly attributable to the share exchange contemplated by the Agreement. The unaudited pro forma consolidated balance sheet reflects the financial position of the company had the share exchange occurred on September 30, 2005. The pro forma consolidated statements of operations were prepared as if the transactions were consummated on October 1, 2004. These pro forma consolidated financial statements have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the transaction occurred on the date indicated and are not necessarily indicative of the results that may be expected in the future.

LAS VEGAS RESORTS CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS AT SEPTEMBER 30, 2005

	Winner Group Limited	Las Vegas Resorts Corporation	Pro forma adjustment (a)	Pro Forma
	US$	US$	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	2,650,867	8,574		2,659,441
Accounts receivable, less allowances for doubtful accounts of US$12,643 and US$7,470 at September 30, 2005 and 2004, respectively	8,257,923	-		8,257,923
Amounts due from affiliated companies	116,804	-		116,804
Inventories	10,476,534	-		10,476,534
Prepaid expenses and other current assets	4,268,072	-		4,268,072
Income taxes recoverable	57,649	-		57,649
Total current assets	25,827,849	8,574	-	25,836,423

Property, plant and equipment, net	26,834,824	-		26,834,824
Investment in an equity investee	1,009,318	-		1,009,318
Intangible assets, net	38,288	-		38,288
Prepaid expenses	219,125	-		219,125
Deferred tax assets	294,021	-		294,021
Total assets	54,223,425	8,574		54,231,999

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term bank loans	8,773,881	-		8,773,881
Accounts payable	3,490,047	-		3,490,047
Accrued payroll and employee benefits	1,150,036	-		1,150,036
Customer deposits	99,994	-		99,994
Other accrued liabilities	2,279,845	-		2,279,845
Amount due to a shareholder	168,817	60,000	(60,000)	168,817
Amounts due to affiliated companies	255,611	-		255,611
Dividend payable	1,872,750	-		1,872,750
Income taxes payable	576,157	-		576,157
Total current liabilities	18,667,138	60,000	(60,000)	18,667,138

Deferred tax liabilities	37,271	-		37,271
Total liabilities	18,704,409	60,000	(60,000)	18,704,409

Commitments and contingencies

Minority interests	1,164,186	-		1,164,186

Shareholders’ equity:
Common stock	128,535	251	(84,944)	43,842
Capital contribution receivable from a shareholder	-	-	(267,500)	(267,500)
Additional paid-in capital	18,929,304	1,426,476	(1,065,709)	19,290,071
Retained earnings	14,104,400	(1,478,153)	1,478,153	14,104,400
Statutory reserves	471,850	-		471,850
Accumulated other comprehensive income	720,741	-		720,741
Total shareholders’ equity	34,354,830	(51,426)	60,000	34,363,404
Total liabilities and shareholders’ equity	54,223,425	8,574	-	54,231,999

LAS VEGAS RESORTS CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED SEPTEMBER 30, 2005

	Winner Group Limited	Las Vegas Resorts Corporation	Pro forma adjustment	Pro Forma
	US$	US$	US$	US$
Net sales	58,357,129	-		58,357,129

Cost of sales	(42,059,663)	-		(42,059,663)
Gross profit	16,297,466	-		16,297,466

Other operating income, net	296,117	-		296,117
Selling, general and administrative expenses	(8,830,775)	(12,913)		(8,843,688)

Income from operations	7,762,808	(12,913)		7,749,895
Gain on disposal of a subsidiary	1,049,239	-		1,049,239
Interest income	12,009	162		12,171
Interest expense	(470,776)	(2,137)		(472,913)
Share of undistributed earnings in an equity investee	9,108	-		9,108
Income before income taxes and minority interests	8,362,388	(14,888)		8,347,500

Income taxes	(446,146)	-		(446,146)
Income before minority interests	7,916,242	(14,888)		7,901,354

Minority interests	(23,572)	-		(23,572)
Net income	7,892,670	(14,888)		7,877,782

Other comprehensive income
Foreign currency translation difference	720,741	-		720,741

Comprehensive income	8,613,411	(14,888)		8,598,523

LAS VEGAS RESORTS CORPORATION

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following adjustment to the unaudited pro forma balance sheet are based on the assumption that the share exchange was consummated on September 30, 2005.

(a)	Adjustment to reflect the capital amounts had the share exchange occurred on September 30, 2005.

EXHIBIT INDEX

Exhibit No.*	Description

2.1	Share Exchange Agreement, dated December 16, 2005, among the registrant, Winner Group Limited and its stockholders.

3.1	Article of Incorporation of the registrant as filed with the Secretary of State of the State of Nevada on August 7, 1986, as amended to date.

3.2	Amended and Restated Bylaws of the registrant adopted on December 16, 2005.

10.1	Licensing Agreement between Winner Group Limited and Jianquan Li, dated December 1, 2005.

10.2	Licensing Agreement between Winner Medical & Textile Ltd. Zhuhai and Nianfu Huo, dated August 5, 2005.

10.3	Equipment Purchase Contract between Winner Medical (Huanggang) Co., Ltd. and Zhengzhou Textile Machinery Co., Ltd, dated July 12, 2005

10.4	Water Supply Agreement between Winner Medical & Textile Ltd. Tianmen and Hubei Winner Textiles Co., Ltd., dated August 2, 2004

10.5	Working Capital Loan Contract between Hubei Winner Textiles Co., Ltd. and Tianmen Branch of Industrial & Commercial Bank of China, dated October 19, 2005

10.6
Working Capital Loan Contract between Hubei Winner Textiles Co., Ltd. and Tianmen Branch of Industrial & Commercial Bank of China with a one-year term terminating on October 17, 2006, dated October 20, 2005

10.7
Working Capital Loan Contract between Hubei Winner Textiles Co., Ltd. and Tianmen Branch of Industrial & Commercial Bank of China with a one-year term terminating on October 16, 2006, dated October 20, 2005

10.8
Working Capital Loan Contract between Hubei Winner Textiles Co., Ltd. and Tianmen Branch of Industrial & Commercial Bank of China with a one-year term terminating on October 12, 2006, dated October 20, 2005

10.9
Working Capital Loan Contract between Hubei Winner Textiles Co., Ltd. and Tianmen Branch of Industrial & Commercial Bank of China with a one-year term terminating on October 18, 2006, dated October 20, 2005.

10.10	Working Capital Loan Contract between Winner Industries (Shenzhen) Co., Ltd. and Longhua Branch of Industrial & Commercial Bank of China, dated September 20, 2005.

10.11	Working Capital Loan Contract between Winner Industries (Shenzhen) Co., Ltd. and Longhua Branch of Industrial & Commercial Bank of China, dated October 8, 2004.

10.12	Working Capital Loan Contract between Winner Medical & Textile Ltd. Tianmen and Tianmen Branch of Industrial & Commercial Bank of China, dated January 14, 2005.

10.13	Extension Loan Agreement between Winner Industries (Shenzhen) Co., Ltd. and Longhua Branch of Industrial & Commercial Bank of China, dated September 28, 2005.

10.14	Extension Loan Agreement between Winner Industries (Shenzhen) Co., Ltd. and Longhua Branch of Industrial & Commercial Bank of China, dated September 12, 2005.

10.15	Guarantee Contract among Shenzhen Longhua Branch of Industrial & Commercial Bank of China and guarantors identified therein, dated September 13, 2004.

10.16	Mortgage Contract of Maximum Amount between Winner Medical & Textile Ltd. Jingmen and Jingmen Branch of Industrial and Commercial Bank of China, dated June 11, 2004.

10.17	Mortgage Contract of Maximum Amount between Winner Medical & Textile Ltd. Tianmen and Tianmen Branch of Industrial and Commercial Bank of China, dated June 2, 2004.

10.18	Mortgage Contract of Maximum Amount between Hubei Winner Medical Co., Ltd. and Tianmen Branch of Industrial and Commercial Bank of China, dated August 23, 2005.

10.19	Loan Contract between Winner Medical & Textile Ltd. Yichang and Zhijiang Branch of Agricultural, dated June 16, 2005.

10.20	Loan Contract between Shenzhen Honggang Branch of China Merchants Bank and Winner Industries (Shenzhen) Co., Ltd., dated July 27, 2005.

10.21	Loan Contract between Shenzhen Honggang Branch of China Merchants Bank and Winner Industries (Shenzhen) Co., Ltd., dated July 28, 2005.

10.22	Loan Contract between Shenzhen Honggang Branch of China Merchants Bank and Winner Industries (Shenzhen) Co., Ltd., dated July 29, 2005.

10.23	Loan Contract between Shenzhen Honggang Branch of China Merchants Bank and Winner Industries (Shenzhen) Co., Ltd., August 31, 2005.

10.24	Loan Contract between Shenzhen Honggang of China Merchants Bank and Winner Industries (Shenzhen) Co., Ltd., dated October 28, 2005.

10.25	Loan Contract between Shenzhen Honggang Branch of China Merchants Bank and Winner Industries (Shenzhen) Co., Ltd., dated November 7, 2005.

10.26	Mortgage Contract of Maximum Amount between Shenzhen Honggang Branch of China Merchants Bank and Winner Industries (Shenzhen) Co., Ltd., dated June 27, 2005.

10.27	Mortgage Contract of Maximum Amount between Zhijiang Branch of Agricultural Bank of China and Winner Medical & Textile Ltd. Yichang, dated June 16, 2005.

10.28	Credit Facility Agreement between Shenzhen Honggang Branch of China Merchants Bank and Winner Industries (Shenzhen) Co., Ltd., dated June 28, 2005.

10.29	Irrevocable Letter of Guarantee Within Maximum Amount from Winner Medical & Textile Ltd. Jingmen to Shenzhen Honngang Branch of China Merchants Bank, dated June 27, 2005.

10.30	Irrevocable Letter of Guarantee Within Maximum Amount from Jianquan Li to Shenzhen Honggang Branch of China Merchants Bank, dated June 27, 2005.

10.31	Irrevocable Letter of Guarantee Within Maximum Amount from Winner Medical & Textile Ltd. Tianmen to Shenzhen Honggang Branch of China Merchants Bank, dated June 27, 2005.

10.32	Irrevocable Letter of Guarantee Within Maximum Amount from Winner Medical & Textile Ltd. Yichang to Shenzhen Honggang Branch of China Merchants Bank, dated June 27, 2005.

10.33	Factory Lease Agreement between Shenzhen Wanyinglong Investment Co., Ltd. and Winner Industries (Shenzhen) Co., Ltd., dated July 8, 2005.

10.34	Factory Lease Agreement between Shenzhen Wanyinglong Investment Co., Ltd. and Winner Industries (Shenzhen) Co., Ltd., dated July 25, 2005.

10.35	Factory Lease Agreement between Shenzhen Wanyinglong Investment Co., Ltd. and Winner Industries (Shenzhen) Co., Ltd., dated August 12, 2005.

10.36	Lease Agreement of Standard Factory between Shanghai Feizhou Test Pressure Pump Co., Ltd. and Shanghai Winner Medical Apparatus Co., Ltd., dated January 21, 2005.

10.37	Employment Agreement between Winner Industries (Shenzhen) Co., Ltd. and Hongwei Jia, dated January 1, 2005.

10.38	Employment Agreement between Winner Industries (Shenzhen) Co., Ltd. and Jiagan Chen, dated January 1, 2005.

10.39	Employment Agreement between Winner Industries (Shenzhen) Co., Ltd. and Jianquan Li, dated January 1, 2005.

10.40	Employment Agreement between Winner Industries (Shenzhen) Co., Ltd. and Xiuyuan Fang, dated January 1, 2005.

10.41	Equity Transfer and Capital Increase Agreement between Winner Group Limited and Lohmann & Rauscher Limited, Hong Kong, dated April 8, 2005.

14	Code of Ethics

16.1	Letter from S. W. Hatfield regarding the change in certifying accountants.

99.1	Press Release of Las Vegas Resorts Corporation.

* All exhibits were previously filed with our Current Report on Form 8-K filed on December 19, 2005.